Use these links to rapidly review the document
TABLE OF CONTENTS

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
By and Among
RESACA EXPLOITATION, INC.
RESACA ACQUISITION SUB, INC.
and
CANO PETROLEUM, INC.

Dated September 29, 2009

A-ii

A-iii

A-iv

 INDEX OF DEFINED TERMS

Term	Section
Administaff Agreement	4.11(a)
Administaff Plans	4.11(b)
Affiliated Group	4.24
Agreement	Preamble
AIM	3.4
AIM Rules	5.5(b)
Ancillary Agreements	4.3
Assessment	7.19
Audit	4.9(f)
Average Closing Price	3.4
Book-Entry Shares	3.3(a)
Business Day	3.3(b)
Business Employees	7.17(b)
Closing	3.6
Closing Date	3.6
COBRA	4.11(g)
Code	Preamble
Common Conversion Consideration	3.1(b)
Confidentiality Agreement	7.1
Corporate Records	4.1(b)
Customary Post-Closing Consents	4.4(b)
D&O Insurance	7.4(a)(ii)
DGCL	1.1
Director Nominees	7.13(a)
Effective Time	1.2
Enforceability Exception	4.3
Environmental Laws	4.12(a)
ERISA	4.11(b)
Exchange Act	4.4(b)
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
Exchange Ratio	3.1(b)
Expenses	7.6(b)
Foreign Plan	4.11(k)
GAAP	4.6
Governmental Authority	3.3(c)
Hazardous Substances	4.12(b)
Hein	7.15(b)
HSR Act	4.4(b)
Hydrocarbons	4.16(a)
Inspected Party	7.19
Inspecting Party	7.19
Intellectual Property	4.21
Knowledge of Parent	5.2(c)
Knowledge of Target	4.2(c)
Liens	4.2(b)
Merger	Preamble
Merger Consideration	3.1(b)
Merger Sub	Preamble
Nomad	5.2(c)
Oil and Gas Interests	4.16(a)
Parent	Preamble
Parent Acquisition Agreement	7.3(c)(iii)
Parent Acquisition Proposal	7.3(b)(i)
Parent Acquisition Proposal Recommendation	7.3(c)(ii)
Parent Adverse Recommendation Change	7.3(c)(i)
Parent AIM Reports	5.11(a)
Parent Benefit Plans	5.11(a)
Parent Breach	10.1(c)
Parent Common Shares	3.1(b)
Parent Disclosure Schedule	5.1(a)
Parent Employees	5.11(a)
Parent Engagement Letters	5.23
Parent ERISA Affiliate	5.11(a)
Parent Indemnified Liabilities	7.4(b)(i)
Parent Indemnified Party	7.4(b)(i)
Parent Material Adverse Effect	5.1(f)
Parent Material Contracts	5.18(a)
Parent Meeting	7.14(b)
Parent Options	5.11(a)
Parent Parties	Preamble
Parent Preferred Shares	5.11(a)
Parent Reserve Report	5.16(a)
Parent Revised Offer	7.2(e)(ii)
Parent Restricted Shares	3.2(d)
Parent Series A Shares	5.2(a)
Parent Stockholders' Approval	5.19
Parent Superior Proposal	7.3(b)(ii)
Parent Takeover	10.3(b)(i)
Parent Termination Fee	10.3(a)(iii)
Parties	Preamble
Party	Preamble
PBGC	4.11(e)(v)
PBCs	4.12(e)
Permits	4.17
Person	3.3(c)
Post-Closing Plans	7.17(c)
Pre-Closing Plans	7.17(d)
Preferred Conversion Consideration	3.1(d)
Proceeding	7.4(a)(i)
Proxy/Prospectus	4.20
Readmission Document	7.15(a)

A-v

Term	Section
Registration Statement	4.20
Sarbanes-Oxley Act	4.5(b)
SEC	4.5(a)
Securities Act	4.4(b)
Series D Certificate	4.19
Series D CD Amendment	4.19
Series D Stock	3.1(d)
Stock Certificates	3.3(a)
Subsidiary	4.1(f)
Surviving Corporation	1.1
Target	Preamble
Target Acquisition Agreement	7.2(c)(iii)
Target Acquisition Proposal	7.2(b)(i)
Target Acquisition Proposal Recommendation	7.2(c)(ii)
Target Adverse Recommendation Change	7.2(c)(i)
Target Benefit Plans	4.11(b)
Target Breach	10.1(d)
Target Common Shares	3.1(a)
Target Disclosure Schedule	4.1(a)
Target Dissenting Shareholders	3.5
Target Dissenting Shares	3.5
Target Employees	7.17(a)
Target Engagement Letters	4.23
Target ERISA Affiliate	4.11(b)
Target Financial Statements	4.6
Target Indemnified Liabilities	7.4(a)(i)
Target Indemnified Party	7.4(a)(i)
Target Material Adverse Effect	4.1(f)
Target Material Contracts	4.18(a)
Target Meeting	7.14(a)
Target Option	3.2(a)
Target Permits	4.12(d)
Target Preferred Shares	4.2(a)
Target Reserve Report	4.16(a)
Target Restricted Shares	3.2(b)
Target Revised Offer	7.3(e)(ii)
Target SEC Reports	4.5(a)
Target Shares	4.2(a)
Target Stockholders' Approval	4.19
Target Stock Plans	3.2(a)
Target Superior Proposal	7.2(b)(ii)
Target Takeover	10.3(a)(ii)
Target Termination Fee	10.3(a)(i)
Tax Authority	4.9(f)
Tax Returns	4.9(f)
Taxes	4.9(f)
TBOC	7.4(b)(i)
Termination Date	10.1(b)
Transactions	3.6
UHY	7.15(c)
WARN Act	4.15(b)

EXHIBITS

Certificate of Incorporation of Surviving Corporation	Exhibit 2.1
Bylaws of Surviving Corporation	Exhibit 2.2
Directors and Officers of Surviving Corporation	Exhibit 2.3
Form of Orderly Marketing Deed	Exhibit 3.2(b)
Certificate of Designations of Parent Series A Shares	Exhibit 5.2
Form of Target Tax Certificate	Exhibit 8.2(c)
Form of Separation Agreement	Exhibit 8.2(h)(i)
Form of Parent Tax Certificate	Exhibit 8.3(c)

A-vi

AGREEMENT AND PLAN OF MERGER

        This Agreement and Plan of Merger (this "Agreement"), dated September 29, 2009, by and among Resaca Exploitation, Inc., a Texas corporation ("Parent"), Resaca Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub," and, together with Parent, the "Parent Parties"), and Cano Petroleum, Inc., a Delaware corporation ("Target"). Parent, Merger Sub and Target are each a "party" and together are "parties" to this Agreement.

        WHEREAS, the respective Boards of Directors of Parent, Merger Sub and Target deem it advisable and in the best interests of their respective corporations and stockholders that Merger Sub merge with and into Target (the "Merger"), upon the terms and subject to the conditions set forth herein; and

        WHEREAS, for federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code");

        NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

        1.1    The Merger.     Upon the terms and subject to the conditions hereof, at the Effective Time, Merger Sub shall merge with and into Target, and the separate corporate existence of Merger Sub shall thereupon cease and Target shall be the surviving corporation in the Merger (sometimes referred to herein as the "Surviving Corporation"). The Merger shall have the effects set forth in Section 259 of the General Corporation Law of the State of Delaware (the "DGCL"), including the Surviving Corporation's succession to and assumption of all rights and obligations of Merger Sub.

        1.2    Effective Time of the Merger.     The Merger shall become effective (the "Effective Time") upon the later of (i) the date of filing of a properly executed Certificate of Merger relating to the Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, and (ii) at such later time as the parties shall agree and set forth in such Certificate of Merger. The filing of the Certificate of Merger referred to above shall be made as soon as practicable on the Closing Date set forth in Section 3.6.

        1.3    Tax Treatment.     It is intended that the Merger shall constitute a reorganization under Section 368(a) of the Code.

ARTICLE II

THE SURVIVING CORPORATION

        2.1    Certificate of Incorporation.     The Certificate of Incorporation of Target in effect immediately prior to the Effective Time shall be amended to read in its entirety as set forth in the form attached hereto as Exhibit 2.1, which shall be annexed to the Certificate of Merger at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware, until thereafter amended in accordance with the terms thereof and the DGCL.

        2.2    Bylaws.     The Bylaws of Target as in effect immediately prior to the Effective Time shall be amended to read in their entirety as set forth in the form attached hereto as Exhibit 2.2, until thereafter amended in accordance with their terms and as provided by the Surviving Corporation's Certificate of Incorporation and such Bylaws and the DGCL.

        2.3    Directors and Officers.     At and after the Effective Time, the individuals listed on Exhibit 2.3 shall be the directors and officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws and the DGCL. This Section 2.3 shall not alter Parent's obligations under Section 7.13.

ARTICLE III

CONVERSION OF SHARES

        3.1    Conversion of Capital Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any capital stock described below:

        (a)   All shares of Common Stock of Target, par value $0.0001 per share ("Target Common Shares"), that are held by Target as treasury shares shall be canceled and cease to be outstanding and no cash, Parent capital stock or other consideration shall be delivered in exchange therefor.

        (b)   Subject to Sections 3.2(b) and 3.3(f), each issued and outstanding Target Common Share (other than Target Common Shares treated in accordance with Section 3.1(a)) shall be converted into the right to receive 2.100 (the "Exchange Ratio") validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of Parent (the "Parent Common Shares") (the" Common Conversion Consideration"). All such Target Common Shares, when so converted, shall be retired, shall cease to be outstanding and shall automatically be cancelled, and each holder of any such Target Common Share shall cease to have any rights with respect thereto, except the right to receive, without interest, upon the surrender of such Target Common Shares in accordance with Section 3.3: (x) certificates representing whole Parent Common Shares or whole Parent Common Shares represented by book-entry in accordance with Section 3.3(a), (y) any unpaid dividends and other distributions under Section 3.3(f), and (z) cash in lieu of fractional Parent Common Shares under Section 3.4. Notwithstanding the foregoing, if between the date hereof and the Effective Time, the Parent Common Shares or Target Common Shares are changed into a different number of shares or a different class, because of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio above shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

        (c)   The Merger shall not affect any Parent Common Shares issued and outstanding immediately prior to the Effective Time.

        (d)   Subject to Section 3.3(f), each issued and outstanding share of Target's Series D Convertible Preferred Stock, no par value per share (the "Series D Stock"), shall be converted into the right to receive one (1) validly issued, fully paid and nonassessable Parent Series A Share (the "Preferred Conversion Consideration", and collectively with the Common Conversion Consideration, the "Merger Consideration"). All such shares of Series D Stock, when so converted, shall be retired, shall cease to be outstanding and shall automatically be cancelled, and each holder of any such shares of Series D Stock shall cease to have any rights with respect thereto, except the right to receive, without interest, upon the surrender of such shares of Series D Stock in accordance with Section 3.3: (x) certificates representing whole Parent Series A Shares or whole Parent Series A Shares represented by book-entry in accordance with Section 3.3(a) and (y) any unpaid dividends and other distributions under Section 3.3(f). Notwithstanding the foregoing, if between the date hereof and the Effective Time, the shares of the Series D Stock are changed into a different number of shares or a different class, because of any stock dividend (other than a payment-in-kind distribution in accordance with the Series D Certificate), subdivision, reclassification, recapitalization, split, combination or exchange of shares, the exchange ratio related to the Preferred Conversion Consideration above shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

        (e)   All Parent Common Shares issued upon the surrender of Target Common Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Target Common Shares, and from and after the Effective Time there shall be no further registration of transfers effected on the stock transfer books of the Surviving Corporation of Target Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Target Common Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

        (f)    All Parent Series A Shares issued upon the surrender of shares of Series D Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Series D Stock, and from and after the Effective Time there shall be no further registration of transfers effected on the stock transfer books of the Surviving Corporation of shares of Series D Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, shares of Series D Stock are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

        3.2    Stock Options; Restricted Stock.

        (a)   Each option to purchase Target Common Shares (each, a "Target Option") granted under the employee and director stock plans and agreements of Target (the "Target Stock Plans"), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time and in accordance with its terms, automatically and without any action on the part of the holders thereof, be converted into a vested Parent Option, on the same terms and conditions (except as provided in this Section 3.2) as were applicable under such Target Option immediately prior to the Effective Time, to purchase that number of Parent Common Shares equal to the product of (i) the total number of Target Common Shares subject to such Target Option and (ii) the Exchange Ratio, rounded down to the nearest whole number of Parent Common Shares; provided that, in the event of rounding down of any fractional Parent Common Shares, Parent shall pay an amount in cash (without interest) in accordance with Section 3.2(a). The per-share exercise price for the Parent Common Shares issuable upon exercise of such Parent Options will be equal to the quotient determined by dividing (A) the exercise price per share of the Target Common Shares at which the Target Options were exercisable immediately prior to the Effective Time by (B) the Exchange Ratio, and rounding to the resulting per-share exercise price up to the nearest whole cent. Notwithstanding the foregoing, (x) in no event shall the per-share exercise price be less than the par value of Parent Common Shares, and (y) in any event the exercise price, the number of Parent Common Shares purchasable pursuant to such Target Option and the terms and conditions of exercise of such Target Option shall be determined in accordance with the requirements of Section 424(a) of the Code and in a manner that does not cause any Target Option to be deferred compensation subject to Section 409A of the Code. Prior to Closing, (1) Parent will take all corporate actions necessary to reserve for issuance a sufficient number of Parent Common Shares for delivery upon exercise of Target Options assumed by Parent under this Section 3.2(a) and (2) Target shall pass such resolutions as necessary to approve the terms of this Section 3.2(a).

        (b)   Each award of restricted Target Common Shares granted under a Target Stock Plan that is outstanding immediately prior to the Effective Time (the "Target Restricted Shares") shall, as of the Effective Time and in accordance with its terms, automatically and without any action on the part of the holders thereof, vest and be converted, on the same terms and conditions (except as provided in this Section 3.2(b)) as were applicable under such Target Restricted Shares immediately prior to the Effective Time, into a number of Parent Common Shares equal to the product of (i) the total number of Target Common Shares subject to such grant of Target Restricted Shares and (ii) the Exchange

Ratio; provided that, in lieu of any fractional Parent Common Shares, Parent shall pay an amount in cash (without interest) in accordance with Section 3.4. Prior to the Closing Date, Target shall take all action necessary to ensure that each holder of Target Restricted Shares that will be converted into the right to receive Parent Common Shares executes an Orderly Marketing Deed, substantially in the form attached hereto as Exhibit 3.2(b).

        (c)   As soon as practicable after the Effective Time, Parent will file with the Securities and Exchange Commission a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the Parent Common Shares subject to stock options and the restricted Parent Common Shares and will use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for as long as such options remain outstanding.

        (d)   Prior to the Closing Date, Parent's Board of Directors shall take all action necessary to declare that the Transactions shall not constitute a "change in control" with respect to (i) the options to purchase Parent Common Shares (the "Parent Options") and (ii) the outstanding awards of restricted stock issued by Parent pursuant to Parent's stock incentive or other equity award plans (the "Parent Restricted Shares"). In connection with the Transactions, Parent's Board of Directors shall not exercise any suspension or other remedial measures that may be available to it under Section 8 of the Bylaws of Parent.

        3.3    Surrender and Payment.

        (a)   Prior to the Effective Time, Parent shall authorize one (1) or more transfer agent(s) reasonably acceptable to Target to act as Exchange Agent hereunder (the "Exchange Agent") with respect to the Merger. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent in trust for the benefit of the holders of Target Shares, for exchange in accordance with this Section 3.3 through the Exchange Agent, (i) certificates representing the Parent Common Shares and Parent Series A Shares issuable pursuant to Section 3.1 in exchange for outstanding Target Common Shares and shares of Series D Stock, respectively; (ii) cash, Parent Common Shares and Parent Series A Shares sufficient to pay any unpaid dividends and other distributions due under Section 3.3(f); and (iii) cash funds sufficient to pay cash in lieu of fractional Parent Common Shares in accordance with Section 3.4 (such Parent Common Shares, Parent Series A Shares, together with any dividends or distributions with respect thereto and such cash in lieu of fractional Parent Common Shares, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the appropriate Merger Consideration in exchange for surrendered certificates that immediately prior to the Effective Time represented Target Common Shares and shares of Series D Stock (the "Stock Certificates") or Target Common Shares and shares of Series D Stock represented by book-entry ("Book-Entry Shares") pursuant to Section 3.1 out of the Exchange Fund. Except as contemplated by Section 3.3(d), the Exchange Fund shall not be used for any other purpose.

        (b)   Promptly but in any event within five (5) Business Days after the Effective Time, Parent shall cause the Exchange Agent to send to each holder of record of Stock Certificates or Book-Entry Shares a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title with respect to the Stock Certificates shall pass, only upon proper delivery of the Stock Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth therein, and which shall be in a form reasonably acceptable to Target), and instructions for use in effecting the surrender of Stock Certificates or, in the case of Book-Entry Shares, the surrender of such shares, for payment therefor in accordance herewith. The Exchange Agent shall also provide for holders of Stock Certificates to procure in person immediately after the Effective Time a letter of transmittal and instructions and to deliver in person immediately after the Effective Time such letter of transmittal and Stock Certificates in exchange for the applicable Merger Consideration. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Stock Certificate or Book-Entry Shares for the benefit of the holder of such Stock Certificate or Book-Entry Shares. "Business Day" means any day other than a Saturday, Sunday or legal holiday under the laws of the United States or the State of Texas.

        (c)   If any portion of the Merger Consideration is to be issued or paid to a Person other than the registered holder of Target Common Shares or shares of Series D Stock represented by the Stock Certificate(s) surrendered in exchange therefor, no such issuance or payment shall be made unless (i) the Stock Certificate(s) so surrendered have been properly endorsed or otherwise be in proper form for transfer and (ii) the Person requesting such issuance has paid to the Exchange Agent any transfer or other taxes required as a result of such issuance to a Person other than the registered holder or establish to the Exchange Agent's satisfaction that such tax has been paid or is not applicable. For purposes of this Agreement, "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any governmental or regulatory authority or agency (a "Governmental Authority").

        (d)   Any portion of the Exchange Fund that remains unclaimed by the holders of Target Common Shares and Series D Stock one (1) year after the Effective Time shall be returned to Parent and any such holder who has not exchanged such holder's Stock Certificates or Book-Entry Shares in accordance with this Section 3.3 prior to that time shall thereafter look only to Parent (subject to abandoned property, escheat and other similar laws), as a general creditor thereof, to exchange such Stock Certificates or Book-Entry Shares or to pay amounts to which such holder is entitled pursuant to Section 3.1. Notwithstanding the foregoing, none of Parent, Target or the Surviving Corporation shall be liable to any holder of Stock Certificates or Book-Entry Shares for any amount paid, or Merger Consideration delivered, to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (e)   If any Stock Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate is lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Stock Certificate the Merger Consideration in respect thereof pursuant to this Agreement.

        (f)    No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Shares or Parent Series A Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Stock Certificate or Book-Entry Shares with respect to the Parent Common Shares or Parent Series A Shares that such holder has the right to receive and no cash payment in lieu of fractional shares shall be paid to a holder pursuant to Section 3.4 until the holder of record of such Stock Certificate or Book-Entry Shares has surrendered such Stock Certificate or Book-Entry Shares in accordance with Section 3.3. Subject to the effect of applicable laws (including escheat and abandoned property laws), following surrender of any such Stock Certificate or Book-Entry Shares, the record holder of the certificate or certificates representing the Parent Common Shares or Parent Series A Shares issued in exchange therefor shall be paid, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to Parent Common Shares or Parent Series A Shares; and (ii) if the payment date for any dividend or distribution with a record date after the Effective Time with respect to Parent Common Shares or Parent Series A Shares has not occurred prior to the surrender of such Stock Certificate or Book-Entry Shares, at the appropriate payment date therefor, the amount of dividends or other distributions with respect to Parent Common Shares or Parent Series A Shares with a record date after the Effective Time but prior to the surrender of such Stock Certificate or Book-Entry Shares and a payment date subsequent to the surrender of such Stock Certificate or Book-Entry Shares.

        3.4    No Fractional Shares.     No fractional Parent Common Shares shall be issued in the Merger and fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of any fractional interest, each holder of Target Common Shares immediately prior to the Effective Time who would otherwise have been entitled to a fraction of a Parent Common Share upon surrender of Stock Certificates or Book-Entry Shares for exchange pursuant to Section 3.3 shall be paid an amount in cash (without interest) equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all Target Common Shares held at the Effective Time by such holder) would otherwise be entitled by (B) the Average Closing Price. The "Average Closing Price" shall mean the average (rounded to the nearest second decimal place) of the daily closing prices for the Parent Common Shares for the fifteen (15) consecutive full trading days on which such shares are actually traded on the AIM Market of the London Stock Exchange (the "AIM") (as reported in The Wall Street Journal or, if not reported thereby, any other authoritative source selected by Parent) ending at the close of trading on the trading day prior to the Closing Date.

        3.5    Target Dissenting Shares.     Target Dissenting Shares shall not be converted into or represent the right to receive any Merger Consideration, but instead shall represent only the right to receive the amount determined pursuant to the provisions of Section 262 of the DGCL. At the Effective Time, any Target Dissenting Stockholder shall not thereafter be entitled to vote or exercise any other rights of a stockholder except the right to receive payment for such Target Dissenting Stockholder's Target Dissenting Shares in accordance with Section 262 of the DGCL. If a Target Dissenting Stockholder has so failed to perfect or lost his right to receive, or has effectively withdrawn his demand for, the amount determined under Section 262 of the DGCL, the Target Common Shares and/or shares of Series D Stock held by such holder shall cease to be Target Dissenting Shares and shall entitle such holder to receive the Merger Consideration in respect of such shares as provided in Section 3.1(b), and promptly following the occurrence of such event and upon the surrender of the Stock Certificate(s) representing such shares or as proper for Book Entry Shares, the Exchange Agent and the Surviving Corporation (as applicable) shall deliver to such holder the Merger Consideration in respect of such shares. Target shall comply with those provisions of Section 262 of the DGCL which are required to be performed by Target prior to the Effective Time to the reasonable satisfaction of Parent. Target shall give Parent (i) prompt notice of any written demands to exercise dissenter's rights and (ii) an opportunity to participate at its own expense in all negotiations and proceedings with respect to demands for fair value under the DGCL. Target shall not, except with the prior written consent of Parent (such consent not to be unreasonably withheld or delayed), voluntarily make any payment with respect to demands for fair value under the DGCL or offer to settle or settle any such claims. For purposes of this Agreement, (i) "Target Dissenting Shares" means any Target Common Shares and shares of Series D Stock held by a Target Dissenting Stockholder as of the Effective Time and (ii) "Target Dissenting Stockholders" means any holder of Target Common Shares and/or shares of Series D Stock who does not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands a judicial appraisal of the fair value of such stockholder's shares pursuant to, and otherwise complies in all respects with, the provisions of Section 262 of the DGCL.

        3.6    Closing.     The closing (the "Closing") of the transactions contemplated by this Agreement (the "Transactions") shall take place at 12:00 noon, local time, on the second Business Day following the date on which all of the conditions set forth in Article VIII are satisfied or waived, at the offices of Haynes and Boone, LLP, located at One Houston Center, 1221 McKinney Street, Suite 2100, Houston, Texas 77010, or at such other date and time as Parent and Target shall agree (the "Closing Date").

 ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TARGET

        Target represents and warrants to the Parent Parties as follows:

        4.1    Organization and Qualification.

        (a)   Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 4.1(a) of the disclosure schedule delivered by Target to Parent contemporaneously with the execution hereof (the "Target Disclosure Schedule"), which include each jurisdiction in which the character of Target's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Target Material Adverse Effect (as defined below). Target has all requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Target has made available to Parent a complete and correct copy of its Certificate of Incorporation and Bylaws, each as amended to date, and Target's Certificate of Incorporation and Bylaws as made available are in full force and effect. Target is not in default in any respect in the performance, observation or fulfillment of any provision of its Certificate of Incorporation or Bylaws.

        (b)   The minute books of Target contain true, complete and accurate records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof) and stockholders ("Corporate Records"). Copies of such Corporate Records of Target have been heretofore made available to Parent or Parent's counsel.

        (c)   The stock, warrant and option ownership and transfer records of Target contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the capital stock and other securities of Target. Copies of such records of Target have been heretofore made available to Parent or Parent's counsel.

        (d)   Section 4.1(d) of the Target Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of Target and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof. Except for Target's Subsidiaries, Target does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person, other than equity interests held for investment that are not, in the aggregate, material to Target (other than joint operating and other ownership arrangements and tax partnerships entered into in the ordinary course of business that, individually or in the aggregate, are not material to the operations or business of Target and Target's Subsidiaries, taken as a whole, and that do not entail any material liabilities). Each of Target's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions listed in Section 4.1(d) of the Target Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Target Material Adverse Effect. Each of Target's Subsidiaries has the requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Target has made available to Parent a complete and correct copy of the Certificate of Incorporation and Bylaws (or similar organizational documents) of each of Target's Subsidiaries, each as amended to date, and the Certificate of Incorporation and Bylaws (or similar organizational documents) as made available are in full force and effect. No Subsidiary of Target is in default in any respect in the performance, observation or fulfillment of any provision of its certificate of incorporation or bylaws (or similar organizational documents). Other than Target's Subsidiaries, Target does not beneficially own or control, directly or indirectly, five percent (5%) or more of any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

        (e)   Complete and correct copies of the corporate, partnership or limited liability company records of each of Target's Subsidiaries have been heretofore made available to Parent or Parent's counsel.

        (f)    For purposes of this Agreement, (i) a "Target Material Adverse Effect" means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties or results of operations of Target and its Subsidiaries, taken as a whole; provided that, in no event shall any of the following alone or in combination be deemed, in and of itself, to constitute or be taken into account in determining a Target Material Adverse Effect: any event, circumstance, change or effect that results from (a) changes affecting the national or regional economy generally or the oil and gas industry generally (provided that Target is not disproportionately affected by such changes), (b) changes in the market price of oil or natural gas, (c) the public announcement or pending nature of the Transactions, (d) compliance with the terms of, or taking any action required by, this Agreement, (e) change in the price or trading volume of the Target Common Shares or the Parent Common Shares, (f) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism or (g) any change in the accounting requirements or principles imposed on Target or its business by GAAP or any change in applicable law after the date hereof; and (ii) "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (x) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one (1) or more of its subsidiaries, or by such party and one (1) or more of its subsidiaries, or (y) such party or any Subsidiary of such party is a general partner of a partnership or a manager of a limited liability company.

        4.2    Capitalization.

        (a)   The authorized capital stock of Target consists of 100,000,000 Target Common Shares, and 5,000,000 preferred shares (the "Target Preferred Shares" and together with the Target Common Shares, the "Target Shares") of which (i) 600 shares have been designated as Target Series A Convertible Preferred Stock, no par value per share; (b) 8,000 shares have been designated as Target Series B Convertible Preferred Stock, no par value per share; (c) 8,000 shares have been designated as Target Series C Convertible Preferred Stock, no par value per share; and (d) 49,116 have been designated as the Series D Stock. As of the date hereof, Target has (i) 47,273,224 Target Common Shares issued (of which 45,570,147 are outstanding and 1,703,077 are held by Target in treasury), (ii) 23,849 shares of the Series D Stock issued and outstanding (which number does not include 3,416 additional shares of Series D Stock to be issued as of September 28, 2009 in accordance with the terms of the Series D Certificate as a paid-in-kind distribution), (iii) 386,669 Target Restricted Shares issued and outstanding, and (iv) outstanding Target Options to acquire 1,395,463 Target Common Shares under stock option plans or agreements of Target (of which Target Options to purchase an aggregate of 1,020,372 shares of Target Common Shares are exercisable). There are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote with Target's stockholders, whether together or as a separate class, on any matters on which Target's stockholders may vote. All the outstanding Target Common Shares are validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth above or in Section 4.2(a) of the Target Disclosure Schedule, and other than this Agreement, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments (including "rights plans" or "poison pills") obligating Target to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class. There are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement, arrangement or other understanding to which Target is a party or by which Target is bound with respect to any equity security of any class of Target.

        (b)   Except as set forth in Section 4.2(b) of the Target Disclosure Schedule, Target is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each Target Subsidiary, there are no irrevocable proxies with respect to any such shares, and no equity securities of any Target Subsidiary are or may become required to be issued because of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Target Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Target or any Target Subsidiary is or may be bound to issue additional shares of capital stock of any Target Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. Except as set forth in Section 4.2(b) of the Target Disclosure Schedule, all of such shares Target owns are validly issued, fully paid and nonassessable and are owned by it free and clear of all liens, mortgages, pledges, security interests, encumbrances, claims or charges of any kind (collectively, "Liens").

        (c)   Target Common Shares are listed on the NYSE Amex under the symbol "CFW." No action or proceeding is pending or, to the knowledge of Target, threatened against Target by the NYSE Amex or any other Governmental Authority regulating issuers on NYSE Amex with respect to Target or Target Common Shares. For purposes of this Agreement, phrases such as "knowledge of Target" and similar terms mean the current knowledge, after due inquiry, of any Vice President (including the corporate officer with responsibility for human resources and employee benefits) or the President, Chief Executive Officer or Chairman of Target.

        4.3    Authority.     Target has full corporate power and authority to execute and deliver this Agreement and any ancillary agreements (the "Ancillary Agreements") to which Target is or will be a party and, subject to obtaining the Target Stockholders' Approval, to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Target is or will be a party and the consummation of the Transactions have been duly and validly authorized by Target's Board of Directors, and no other corporate proceedings on the part of Target are necessary to authorize this Agreement and the Ancillary Agreements to which Target is or will be a party or to consummate the Transactions, other than the Target Stockholders' Approval. This Agreement has been, and the Ancillary Agreements to which Target is or will be a party are, or upon execution will be, duly and validly executed and delivered by Target and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes, or upon execution will constitute, valid and binding obligations of Target enforceable against Target in accordance with their respective terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors and of general principles of equity (the "Enforceability Exception").

        4.4    Consents and Approvals; No Violation.     The execution and delivery of this Agreement, the consummation of the Transactions and the performance by Target of its obligations hereunder will not:

        (a)   subject to receipt of the Target Stockholders' Approval, conflict with any provision of Target's Certificate of Incorporation or Bylaws, as amended, or the Certificate of Incorporation or Bylaws (or other similar organizational documents) of any of Target's Subsidiaries;

        (b)   subject to obtaining the Target Stockholders' Approval and the filing of the Certificate of Merger with the Secretary of State of Delaware, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any Governmental Authority, except for applicable requirements of the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act of 1933, as amended (the "Securities Act"), the

Securities Exchange Act of 1934 (the "Exchange Act"), state laws relating to takeovers, if applicable, state securities or blue sky laws, except for approvals that are ministerial in nature and are customarily obtained from Governmental Authorities after the Effective Time in connection with transactions of the same nature as are contemplated hereby ("Customary Post-Closing Consents") or (ii) except as set forth in Section 4.4(b) of the Target Disclosure Schedule, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not (i) result in a Target Material Adverse Effect, (ii) materially impair the ability of Target or any of its Subsidiaries, as the case may be, to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the Transactions;

        (c)   except as set forth in Section 4.4(c) of the Target Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Target, or any of its Subsidiaries, is a party or by which Target or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (A) result in a Target Material Adverse Effect, (B) materially impair the ability of Target or any of its Subsidiaries to perform their obligations under this Agreement or any Ancillary Agreement or (C) prevent the consummation of any of the Transactions;

        (d)   except as set forth in Section 4.4(d) of the Target Disclosure Schedule, violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Target or any of its Subsidiaries;

        (e)   except as set forth in Section 4.4(e) of the Target Disclosure Schedule, result in the creation of any Liens upon any shares of capital stock or material properties or assets of Target or any of its Subsidiaries under any agreement or instrument to which Target or any of its Subsidiaries is a party or by which Target or any of its Subsidiaries or any of their properties or assets is bound; or

        (f)    except as set forth in Section 4.4(f) of the Target Disclosure Schedule, result in any holder of any securities of Target being entitled to appraisal, dissenters' or similar rights.

        4.5    Target SEC Reports.

        (a)   Target has filed with the Securities and Exchange Commission (the "SEC"), and has heretofore made available to Parent, true and complete copies of, each form, registration statement, report, schedule, proxy, announcement or information statement and other document (including exhibits and amendments thereto), including its annual reports to stockholders incorporated by reference in certain of such reports, required to be filed by it with the SEC since January 1, 2004 under the Securities Act or the Exchange Act (collectively, the "Target SEC Reports"). As of the respective dates the Target SEC Reports were filed or, if any Target SEC Reports were amended, as of the date such amendment was filed, each Target SEC Report, including any financial statements or schedules included therein, (a) complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No event since the date of the last Target SEC Report has occurred that would require Target to file a Current Report on Form 8-K other than the execution of this Agreement.

        (b)   The Chief Executive Officer and Chief Financial Officer of Target have made all certifications (without qualification or exceptions to the matters certified) required by, and would be able to make such certifications (without qualification or exception to the matters certified) as of the date hereof and as of the Closing Date as if required to be made as of such dates pursuant to, the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), as amended, and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct; neither Target nor its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certification. Except as set forth in Section 4.6 of the Target Disclosure Schedule, Target maintains "disclosure controls and procedures" (as defined in Rule 13a-14(c) under the Exchange Act); such disclosure controls and procedures are effective to ensure that all material information concerning Target and its Subsidiaries is made known on a timely basis to the individuals responsible for preparing Target's SEC filings and other public disclosures, and Target is otherwise in substantial compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing standards of the NYSE Amex.

        4.6    Financial Statements.     Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Target (including any related notes and schedules) included (or incorporated by reference) in its Annual Reports on Form 10-K for each of the three (3) fiscal years ended June 30, 2007, 2008 and 2009 and its Quarterly Reports on Form 10-Q for its fiscal quarters ended September 30, 2008, December 31, 2008 and March 31, 2009 (collectively, the "Target Financial Statements") have been prepared from, and are in accordance with, the books and records of Target and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Target and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Target and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

        4.7    Absence of Undisclosed Liabilities; Liabilities as of Year End.     Except (a) as set forth in Section 4.7 of the Target Disclosure Schedule and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since June 30, 2009, neither Target nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that would have a Target Material Adverse Effect or would be required by GAAP to be reflected on a consolidated balance sheet of Target and its Subsidiaries or the notes thereto which are not reflected.

        4.8    Absence of Certain Changes.     Except as set forth in Section 4.8 of the Target Disclosure Schedule or as contemplated by this Agreement, since June 30, 2009 (a) Target and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Target Material Adverse Effect, (c) there has not been any declaration, setting aside for payment of any dividend or other distribution with respect to any shares of capital stock of Target, or any repurchase, redemption or other acquisition by Target or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Target or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of Target or any of its Subsidiaries, and (e) there has not been any change in any method of accounting or accounting practice by Target or any of its Subsidiaries, except for any such change required because of a concurrent change in GAAP or to conform a Subsidiary's accounting policies and practices to those of Target.

        4.9    Taxes.     Except as otherwise disclosed in Section 4.9 of the Target Disclosure Schedule and for matters that would not have a Target Material Adverse Effect:

        (a)   Target and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns (as defined below) required by applicable law to be filed by any of them prior to or as of the Closing Date. As of the time of filing, the foregoing Tax Returns correctly reflected the material facts regarding the income, business, assets, operations, activities, status, or other matters of Target or any other information required to be shown thereon. In particular, the foregoing tax returns are not subject to penalties under Section 6662 of the Code, relating to accuracy related penalties (or any corresponding provision of the state, local or foregoing Tax law) or any predecessor provision of law. An extension of time within which to file a Tax Return has not been requested or granted.

        (b)   Target and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes (as defined below) due with respect to any period ending prior to or as of the Closing Date. Target and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

        (c)   No Audit (as defined below) by a Tax Authority (as defined below) is pending or to the knowledge of Target, threatened, with respect to any Tax Returns filed by, or Taxes due from, Target or any Subsidiary. No issue has been raised by any Tax Authority in any Audit of Target or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been proposed, asserted, assessed or, to the knowledge of Target, threatened, against Target or any of its Subsidiaries. There are no liens for Taxes upon the assets of Target or any of its Subsidiaries, except liens for current Taxes not yet delinquent.

        (d)   Neither Target nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

        (e)   Prior to the date hereof, Target and its Subsidiaries have disclosed and provided or made available to Parent true and complete copies of, all material Tax sharing, Tax indemnity, or similar agreements to which Target or any of its Subsidiaries is a party to, is bound by, or has any obligation or liability for Taxes.

        (f)    In this Agreement, (i) "Audit" means any audit, assessment of Taxes, other examination by any Tax Authority, proceeding or appeal of such proceeding relating to Taxes; (ii) "Taxes" means all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto; (iii) "Tax Authority" means the Internal Revenue Service and any other domestic or foreign Governmental Authority responsible for the administration of any Taxes; and (iv) "Tax Returns" means all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax Return relating to Taxes.

        (g)   Except for the group of which Target is currently a member, Target has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code.

        (h)   Target has not agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of change in accounting method or otherwise.

        (i)    None of the Target or any of its Subsidiaries has a liability for Taxes of any Person (other than Target and its Subsidiaries) under Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

        (j)    Neither Target nor any of its subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or 361.

        4.10    Litigation.     Except as disclosed in Section 4.10 of the Target Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to Target's knowledge, threatened against or directly affecting Target, any Subsidiaries of Target or any of the directors or officers of Target or any of its Subsidiaries in their capacity as such, nor is there any reasonable basis therefor that could reasonably be expected to have a Target Material Adverse Effect, if adversely determined. Except as disclosed in Section 4.10 of the Target Disclosure Schedule, neither Target nor any of its Subsidiaries, nor any officer, director or employee of Target or any of its Subsidiaries has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Target or such Subsidiary nor, to the knowledge of Target, is Target, any Subsidiary or any officer, director or employee of Target or any of its Subsidiaries under investigation by any Governmental Authority. Except as disclosed in Section 4.10 of the Target Disclosure Schedule, there is no order, judgment or decree of any court or other tribunal or other agency extant enjoining or requiring Target or any of its Subsidiaries to take any action of any kind with respect to its business, assets, properties, employees or former employees. Notwithstanding the foregoing, no representation or warranty in this Section 4.10 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 4.12.

        4.11    Employee Benefit Plans; ERISA.

        (a)   Target has entered into a Client Service Agreement with Administaff Companies II, L.P. or its affiliate (the "Administaff Agreement") under which Administaff Companies II, L.P. (or its affiliate) and Target are co-employers of the individuals performing services for Target and its Subsidiaries. Pursuant to the Administaff Agreement, Administaff Companies II, L.P. or its affiliate is responsible for, among other things, paying salaries and wages, complying with reporting and payment of federal and state payroll taxes, and providing benefits to the individuals performing services for Target and its Subsidiaries. Target has complied in all material respects with its responsibilities under the Administaff Agreement.

        (b)   Section 4.11(b) of the Target Disclosure Schedule lists as of the date of this Agreement all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other material employee compensation and benefit plans, agreements, programs, policies or other arrangements, including, without limitation, any employment or service agreements (except for offer letters providing for at will employment that do not provide for severance, acceleration or post termination benefits and other at will arrangements that may be terminated without notice by and at no expense or liability to Target, any Target Subsidiary, or any Target ERISA Affiliate), severance, short-term and long-term disability, paid leave, vacation pay, consulting or other compensation agreements, deferred compensation, bonus, long-term incentive programs in the form of restricted stock grants, stock option grants or other equity or phantom equity, supplemental unemployment, medical insurance including medical, dental, vision, and prescription coverage, life and accidental death and dismemberment insurance, tuition aid reimbursement, relocation assistance, employee or former employee loans in excess of $10,000, expatriate benefits, retiree medical and life insurance (1) maintained or sponsored by Administaff Companies II, L.P. or an affiliate thereof for the benefit of one (1) or more employees (or their eligible dependents) of Target, any of its Subsidiaries or any Target ERISA Affiliate (the "Administaff Plans") or (2) maintained or sponsored by Target or any of its Subsidiaries or any Target ERISA Affiliate or to which Target or any of its Subsidiaries or any Target ERISA Affiliate contributes or is obligated to contribute, other than the Administaff Plans (the "Target Benefit Plans"). A "Target ERISA Affiliate" is any trade or business, whether or not incorporated, which together with Target would be deemed a "single employer" within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

        (c)   Target has not, since July 30, 2002, extended credit, arranged for the extension of credit, or renewed, modified or forgiven an extension of credit made prior to such date, in the form of a personal loan to or for any Person who was, at any time since such date, an officer or director of the Target.

        (d)   Prior to the date of this Agreement, Target has made available to Parent a true, correct and complete copy of each of the Target Benefit Plans (and all amendments thereto) and any related plan documents (including adoption agreements, vendor Contracts and administrative services agreements, trust documents, insurance policies or contracts including policies relating to fiduciary liability insurance, bonds required by ERISA, other authorizing documents, employee booklets, summary plan descriptions, registration statements and prospectuses, investment policy statements, and summaries of material modifications and any material employee communications relating thereto) and has, with respect to each Target Benefit Plan that is subject to ERISA reporting requirements, made available to Parent true, correct and complete copies of the Form 5500 reports filed for the last three (3) plan years (including all audits, financial statements, schedules and attachments thereto) and all notices that were given to Target or a Target Benefit Plan by the Internal Revenue Service, Department of Labor, or other Governmental Authority or entity concerning any Target Benefit Plan.

        Each of Target and each Target Subsidiary has made available to Parent a true, correct and complete list of the names of all current officers, directors, and consultants of Target and each Target Subsidiary showing each such Person's name, position, location, and rate of annual remuneration.

        Each of Target and each Target Subsidiary has made available to Parent true, correct and complete copies of each of the following:

            (i)  all forms of employment offer letters,

           (ii)  all forms of employment agreements and severance agreements,

          (iii)  all forms of services agreements and forms of agreements with current and former consultants and/or advisory board members,

          (iv)  all forms of confidentiality, non-competition, non-solicitation and/or invention or similar agreements by and between current and former employees, consultants and/or others (and a true, correct and complete list of employees, consultants and/or others not subject thereto),

           (v)  all management organization chart(s),

          (vi)  all agreements and/or insurance policies providing for the indemnification of any officers or directors,

         (vii)  Target's standard severance policy,

        (viii)  a summary of outstanding liability for termination payments and benefits to current and former directors, officers, employees and consultants,

          (ix)  a schedule of bonus commitments made to employees, and

           (x)  all written personnel policies.

        (e)   With respect to each Target Benefit Plan and, and to the knowledge of Target, with respect to each Administaff Plan:

            (i)  if intended to qualify under Section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification (or has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer), and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of Target, nothing has occurred since the date of such letter to adversely affect such qualification or exemption;

           (ii)  each such plan has been administered in all material respects in compliance with its terms and applicable law (including ERISA and the Code);

          (iii)  neither Target nor any Target ERISA Affiliate has engaged in, and Target and each Target ERISA Affiliate do not have any knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Target or any Target ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA;

          (iv)  no suit, administrative proceeding, action or other litigation is pending or, to the knowledge of Target or any Target ERISA Affiliate, threatened against Target or any Target ERISA Affiliate, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor;

           (v)  there have been no "reportable events" within the meaning of Section 4043 of ERISA for which the thirty (30) day notice requirement of ERISA has not been waived by the Pension Benefit Guaranty Corporation (the "PBGC");

          (vi)  all contributions due have been made on a timely basis (within, where applicable, the time limit established under Section 302 of ERISA or Section 412 of the Code) with respect to individuals performing services for Target and its Subsidiaries and, to the extent required by GAAP, all amounts have been accrued for the current plan year and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business, consistent with past practice;

         (vii)  no notice of intent to terminate any Target Benefit Plan, or any Administaff Plan, has been given under Section 4041 of ERISA and no proceeding has been instituted under Section 4042 of ERISA to terminate any Target Benefit Plan or any Administaff Plan;

        (viii)  Target has made available to Parent a true, correct and complete copy of the most recent Internal Revenue Service determination letter, advisory letter or opinion letter issued with respect to each Target Benefit Plan and Administaff Plan;

          (ix)  Target, each Target Subsidiary and each Target ERISA Affiliate have performed all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any material default or in violation by any other party to, such plan;

           (x)  with respect to each such plan intended to include a Code Section 401(k) arrangement, Target and each Target Subsidiary and Target ERISA Affiliate have at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor;

          (xi)  each Target Benefit Plan may be terminated on a prospective basis with any notice required by such plan without any continuing liability for benefits other than benefits accrued to the date of such termination and each Administaff Plan may be terminated with respect to individuals performing services for Target and its Subsidiaries on a prospective basis with any notice required by such plan without any continuing liability for benefits other than benefits accrued to the date of such termination;

         (xii)  all contributions made or required to be made by Target or any Target ERISA Affiliate under any Target Benefit Plan or any Administaff Plan, meet the requirements (if any) for deductibility under the Code; and

        (xiii)  all individuals (i) who, pursuant to the terms of any Target Benefit Plan, are entitled to participate in any Target Benefit Plan, are currently participating in such Target Benefit Plan or have been offered an opportunity to do so; and (ii) performing services for Target and its Subsidiaries who, pursuant to the terms of any Administaff Plan, are entitled to participate in any Administaff Plan, are currently participating in such Administaff Plan or have been offered an opportunity to do so.

With respect to the Target Benefit Plans and the Administaff Plans, neither Target nor any Target ERISA Affiliate has engaged in, and Target and each Target ERISA Affiliate do not have any knowledge of any Person that has engaged in, any "prohibited transaction" (within the meaning of Section 406 of ERISA and Section 4975 of the Code) for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code.

        (f)    Neither Target nor any Target Subsidiary or Target ERISA Affiliate is a party to, or has ever made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as such term is defined in Section 3(37) of ERISA or any "multiple employer plan" as such term is defined in Section 413(c) of the Code. There has been no termination or partial termination of any Target Benefit Plan within the meaning of Section 411(d)(3) of the Code. Neither Target nor any Target ERISA Affiliate has ever established, maintained or contributed to, or had an obligation to maintain or contribute to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code.

        No event has occurred with respect to Target or a Target ERISA Affiliate in connection with which Target or any Target Subsidiary could be subject to any liability, lien or encumbrance with respect to any Target Benefit Plan or, to the knowledge of Target, any Administaff Plan or any employee benefit plan described in Section 3(3) of ERISA maintained, sponsored or contributed to by a Target ERISA Affiliate under ERISA or the Code, except for regular contributions and benefit payments in the ordinary course of plan business.

        Except as provided in Section 4.11(f) of the Target Disclosure Schedule, neither Target nor any Target Subsidiary nor any Target ERISA Affiliate sponsors or maintains any self-funded employee benefit plan, including any plan to which a stop-loss policy applies.

        (g)   Except as set forth in Section 4.11(g) of the Target Disclosure Schedule, no present or former employees of Target or any Target Subsidiary are covered by any agreements or plans that provide or will provide severance pay, post-termination health or life insurance benefits (other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") or applicable state law) or any similar benefits.

        (h)   Except as set forth in Section 4.11(h) of the Target Disclosure Schedule, the consummation of the Transactions shall not cause any payments or benefits to any employee to be either subject to an excise tax under Sections 4999 of the Code or non-deductible to Target under Section 280G or 162(m) of the Code. Section 4.11(h) of the Target Disclosure Schedule lists each Person who Target reasonably believes is, with respect to Target, any Target Subsidiary and/or any Target ERISA Affiliate, a "disqualified individual" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) determined as of the date hereof.

        (i)    Except as disclosed in Section 4.11(i) of the Target Disclosure Schedule, none of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto will:

            (i)  result in any payment (including severance, supplemental unemployment compensation, golden parachute, bonus or otherwise) becoming due to any current or former employee, officer, director, independent contractor, or consultant of Target or any Target Subsidiary other than accrued payments;

           (ii)  materially increase or otherwise enhance any benefits otherwise payable to any current or former employee, officer, director, independent contractor, or consultant of Target or any Target Subsidiary by Target or any Target Subsidiary;

          (iii)  result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code;

          (iv)  increase the amount of compensation due to any current or former employee, officer, director, independent contractor, or consultant of Target or any Target Subsidiary; or

           (v)  result in the forgiveness in whole or in part of any outstanding loans made by Target or any Target Subsidiary to any current or former employee, officer, director, independent contractor, or consultant of Target or any Target Subsidiary.

        (j)    With respect to each Target Benefit Plan subject to ERISA as either an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA or an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA, Target has prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Benefit Plan and, with respect to each Administaff Plan subject to ERISA as either an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA or an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA, to the knowledge of Target, there has been prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and there has been properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Administaff Plan.

        (k)   Each compensation and benefit plan required to be maintained or contributed to by the law or applicable custom or rule of the relevant jurisdiction outside of the United States (each such plan, a "Foreign Plan") is listed in Section 4.11(k) of the Target Disclosure Schedule except for plans maintained by Governmental Authorities. As regards each Foreign Plan: (i) such Foreign Plan is in compliance with the provisions of the laws of each jurisdiction in which such Foreign Plan is maintained, to the extent those laws are applicable to such Foreign Plan; (ii) the Target, each Target Subsidiary, and each Target ERISA Affiliate has complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Authority having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with the laws of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan; and (iii) such Foreign Plan has been administered in accordance with its terms and applicable law and regulations.

        (l)    Section 4.11(l) of the Company Disclosure Schedule lists as of the date of this Agreement each employee of Target or any Target Subsidiary who is absent from work or not fully available to perform work according to his or her regular schedule because of a physical or mental impairment or other approved leave and also lists, with respect to each such employee, the basis of such leave and the anticipated date of return to full service. Section 4.11(l) of the Company Disclosure Schedule also lists as of the date of this Agreement each employee or former employee of Target or any Target Subsidiary who has applied for within the previous six (6) months or who is receiving short-term-disability, long-term-disability or similar benefits.

        (m)  Each Target Benefit Plan and, to the knowledge of Target, each Administaff Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) (i) was operated from January 1, 2005 through December 31, 2008 in good faith compliance with Section 409A of the Code, IRS Notice 2005-1, and the Treasury Regulations issued pursuant to Section 409A of the Code, (ii) has been operated since January 1, 2009 in compliance with Section 409A of the Code and the final Treasury Regulations issued pursuant to Section 409A of the Code, and (iii) no nonqualified deferred compensation plan that is grandfathered pursuant to Section 409A of the Code has been "materially modified" (within the meaning of the applicable guidance issued pursuant to Section 409A of the Code) at any time after October 3, 2004.

        (n)   Attached as Section 4.11(n) of the Target Disclosure Schedule is (i) a summary or copy of Target's severance policy, (ii) a severance package table which lists the maximum amount of all cash amounts that may be paid to Target's employees as a result of or in connection with a severance from employment, and (iii) a list of employees of Target with written employment agreements, written letter agreements or agreements covered by resolution of the Target's Board of Directors addressing specific employees.

        (o)   Except as set forth in Section 4.11(o) of the Target Disclosure Schedule, no employee, independent contractor, or director of Target, any Target Subsidiary, or any Target ERISA Affiliate is eligible to receive, based on the actions of Target, any Target Subsidiary, or any Target ERISA Affiliate prior to the Effective Time, any bonus or other payment that is calculated by reference to, or otherwise based upon, the financial results or performance of Target, any Target Subsidiary, or any Target ERISA Affiliate for all or any portion of the fiscal year ending June 30, 2010.

        4.12    Environmental Liability.     Except as set forth in Section 4.12 of the Target Disclosure Schedule or as could not reasonably be expected to result in liabilities that have a Target Material Adverse Effect:

        (a)   The businesses of Target and its Subsidiaries have been and are operated in material compliance with all applicable federal, state and local statutes, ordinances, restrictions, licenses, rules, orders, regulations, permit conditions, injunctive obligations, standards, and legal requirements relating to the protection of the environment and human health, including the common law and the Federal Clean Water Act, Safe Drinking Water Act, Resource Conservation & Recovery Act, Clean Air Act, Outer Continental Shelf Lands Act, Comprehensive Environmental Response, Compensation and Liability Act, and Emergency Planning and Community Right to Know Act, and their respective state statute counterparts each as amended and currently in effect (together, "Environmental Laws").

        (b)   Neither Target nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, petroleum products or any substance regulated under any Environmental Law (together, "Hazardous Substances"), except in material compliance with all Environmental Laws, and, to Target's knowledge, no generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by Target for any of its Subsidiaries except in material compliance with all Environmental Laws.

        (c)   Neither Target nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of Target, any other communication alleging or concerning any material violation by Target or any of its Subsidiaries of, or responsibility or liability of Target or any of its Subsidiaries under any Environmental Law. There are no pending, or to the knowledge of Target, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Target or any of its Subsidiaries alleging or concerning any material violation of, or responsibility or liability under, any Environmental Law, nor does Target have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

        (d)   Target and its Subsidiaries have obtained and are in compliance with all material approvals, permits, licenses, registrations and similar authorizations from all Governmental Authorities under all Environmental Laws required for the operation of the businesses of Target and its Subsidiaries as currently conducted ("Target Permits"); there are no pending or, to the knowledge of Target, threatened, actions, proceedings or investigations alleging violations of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations; and Target does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation regarding the violation of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

        (e)   Without in any way limiting the generality of the foregoing, (i) to Target's knowledge, all offsite locations where Target or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Substances are licensed and operating as required by law and (ii) to Target's knowledge, no polychlorinated biphenyls ("PCBs"), PCB-containing items, asbestos-containing materials, or radioactive materials are used or stored at any property owned, leased or operated by Target or any of its Subsidiaries except in material compliance with Environmental Laws.

        (f)    No claims have been asserted or, to Target's knowledge, threatened to be asserted against Target or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of alleged exposure or otherwise related to Hazardous Substances used, handled, generated, transported or disposed by Target or its Subsidiaries.

        4.13 Compliance with Applicable Laws.

        (a)   Target and each of its Subsidiaries hold all material approvals, licenses, permits, registrations and similar authorizations necessary for the lawful conduct of their respective businesses, as now conducted, and such businesses are not being, and neither Target nor any of its Subsidiaries have received any notice from any Person that any such business has been or is being, conducted in violation of any law, ordinance or regulation, including any law, ordinance or regulation relating to occupational health and safety, except for possible violations that either individually or in the aggregate have not resulted and would not result in a Target Material Adverse Effect; provided, however, no representation or warranty in this Section 4.13 is made with respect to Environmental Laws, which are covered exclusively in Section 4.12.

        (b)   Neither Target, any Subsidiary of Target, nor, to the knowledge of Target, any director, officer, agent, employee or other person acting on behalf of Target or any of its Subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other domestic or foreign law.

        4.14    Insurance. Section 4.14     of the Target Disclosure Schedule lists each insurance policy of Target and its Subsidiaries currently in effect. Target has made available to Parent a true, complete and correct copy of each such policy and the binder therefor. With respect to each such insurance policy or binder none of Target, any of its Subsidiaries or, to Target's knowledge, any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Target does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not result in a Target Material Adverse Effect. Section 4.14 of the Target Disclosure Schedule describes any self-insurance arrangements affecting Target or its Subsidiaries. To Target's knowledge, the insurance policies listed in Section 4.14 of the Target Disclosure Schedule include all policies which are required in connection with the operation of the businesses of Target and its Subsidiaries as currently conducted by applicable laws and all agreements relating to Target and its Subsidiaries.

        4.15    Labor Matters; Employees.

        (a)   Except as set forth in Section 4.15 of the Target Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, work stoppage, lockout or other similar labor controversy actually pending or, to the knowledge of Target, threatened against or affecting Target or any of its Subsidiaries and, during the past five (5) years, there has not been any such action, (ii) none of Target or any of its Subsidiaries is a party to, bound by, or negotiating any collective bargaining or similar agreement with any labor organization (as that term is defined in the National Labor Relations Act, as amended), or work rules or practices with any labor organization or employee association applicable to employees of Target or any of its Subsidiaries, (iii) none of the employees of Target or any of its Subsidiaries are represented by any labor organization, none of Target or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of Target or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, and neither Target nor any of its Subsidiaries have experienced any union organizational campaigns, petitions, or other unionization activities within the past three (3) years, (iv) Target and its Subsidiaries have each at all times within the past three (3) years been in material compliance with all applicable laws respecting employment and employment practices, equal employment opportunity, wages, labor relations, hours of work and overtime, worker classification, employment-related immigration and authorization to work in the United States, occupational safety and health, and privacy of health information, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) there is no unfair labor practice charge or complaint or any union representation question or certification petition against Target or any of its Subsidiaries pending or, to the knowledge of Target, threatened before the National Labor Relations Board or any similar state or foreign agency and there have been no such charges, complaints, questions or petitions within the past three (3) years, (vi) there are no pending or, to the knowledge of Target, threatened legal, arbitral or administrative suits, actions, investigations, charges, complaints, demands or other proceedings of any kind and in any forum by or on behalf of any current or former employee of Target or any of its Subsidiaries, applicant, person claiming to be an employee, or any classes of the foregoing, alleging or concerning a violation of, or compliance with, any applicable law respecting employment and employment practices, equal employment opportunity, wages, labor relations, hours of work and overtime, worker classification, employment-related immigration and authorization to work in the United States, occupational safety and health, and privacy of health information, there have been no such proceedings within the past three (3) years, nor are there any grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure concerning Target or any of its Subsidiaries, (vii) there is no current or, to the knowledge of Target, threatened legal, arbitral or administrative suits, actions, investigations or other proceedings of any kind and in any forum in which any current or former director, officer, employee or agent of Target or any of its Subsidiaries is or may be entitled to indemnification, (viii) Target and all of its Subsidiaries have timely paid or made provision for payment of, and has properly accrued for in its or their financial statements, all accrued salaries, wages, commissions, bonuses, severance pay, vacation, sick, and other paid leave with respect to any current or former employee or on account of employment, (ix) no current or former employee or person claiming to be or have been an employee of Target or any of its Subsidiaries has a right to be recalled, reinstated, or restored to employment under any agreement, law, or policy or practice of Target or any of its Subsidiaries, (x) neither Target nor any of its Subsidiaries is a party to, or otherwise bound by, any order, judgment, decree or settlement with respect to any current or former employee, the terms and conditions of employment, or the working conditions of any employee, (xi) neither Target nor any of its Subsidiaries has, and none are required by applicable law to have, an affirmative action plan, (xii) Target and its Subsidiaries have complied with the Older Workers' Benefit Protection Act with respect to any waivers of liability under the Age Discrimination in Employment Act obtained by it in the last 300 days, (xiii) neither the Occupational Safety and Health Administration nor any other federal or state agency has threatened to file any citation, and there are no pending citations, relating to Target or any of its Subsidiaries, and (xiv) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, Workers' Compensation claims, sexual or other workplace harassment complaints or demand letters or threatened claims.

        (b)   Within the past four (4) years, under the Worker Adjustment and Retraining Notification Act of 1988, as amended ("WARN Act"), none of Target or any of its Subsidiaries has effectuated or experienced (i) a "plant closing" (as defined in the WARN Act), or (ii) a "mass layoff" (as defined in the WARN Act), nor has Target or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state or local law similar to the WARN Act.

        4.16    Reserve Reports.

        (a)   All information (including the statement of the percentage of reserves from the oil and gas wells and other interests evaluated therein to which Target or its Subsidiaries are entitled and the percentage of the costs and expenses related to such wells or interests to be borne by Target or its Subsidiaries) supplied to Miller and Lents, Ltd. by or on behalf of Target and its Subsidiaries that was material to such firm's estimates of proved oil and gas reserves attributable to the Oil and Gas Interests (as hereinafter defined) of Target in connection with the preparation of the proved oil and gas reserve reports concerning the Oil and Gas Interests of Target and its Subsidiaries as of July 1, 2009 and prepared by such engineering firms (the "Target Reserve Report") was (at the time supplied or as modified or amended prior to the issuance of the Target Reserve Report) true and correct in all material respects and Target has no knowledge of any material errors in such information that existed at the time of such issuance, except as set forth in Section 4.16(a) of the Target Disclosure Schedule. For this Agreement "Oil and Gas Interests" means direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; all interests in rights with respect to oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons (collectively, "Hydrocarbons") and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing. Except for changes generally affecting the oil and gas industry (including changes in commodity prices), there has been no change in respect of the matters addressed in the Target Reserve Report that would have a Target Material Adverse Effect.

        (b)   Set forth in Section 4.16(b) of the Target Disclosure Schedule is a list of all material Oil and Gas Interests that were included in the Target Reserve Report that have been disposed of prior to the date hereof.

        4.17    Permits.     Target and its Subsidiaries hold all of the permits, licenses, certificates, consents, approvals, entitlements, plans, surveys, relocation plans, environmental impact reports and other authorizations of Governmental Authorities ("Permits") required or necessary to construct, own, operate, use and/or maintain their respective properties and conduct their operations as presently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have a Target Material Adverse Effect; provided, however, that no representation or warranty in this Section 4.17 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively in Section 4.12(a).

        4.18    Material Contracts.

        (a)   Set forth in Section 4.18(a) of the Target Disclosure Schedule or the Target SEC Reports filed and publicly available prior to the date hereof is a list of each contract, lease, indenture, agreement, arrangement or understanding to which Target or any of its Subsidiaries is subject that is currently in effect and is of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement were filed by Target (collectively, the "Target Material Contracts").

        (b)   Except as set forth in Section 4.18(a) or 4.18(b) of the Target Disclosure Schedule or the Target SEC Reports, the Oil and Gas Interests of Target and its Subsidiaries are not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, or (ii) any agreement not entered into in the ordinary course of business in which the amount involved is in excess of $200,000 in the aggregate. In addition, (A) all Target Material Contracts are the valid and legally binding obligations of Target and, to the knowledge of Target, each of the other parties thereto and are enforceable in accordance with their respective terms; (B) Target is not in material breach or default with respect to, and to the knowledge of Target, no other party to any Target Material Contract is in material breach or default with respect to, its obligations thereunder, including with respect to payments or otherwise; (C) no party to any Target Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof; and (D) no Target Material Contract contains any provision that prevents Target or any of its Subsidiaries from owning, managing and operating the Oil and Gas Interests of Target and its Subsidiaries in accordance with historical practices.

        (c)   As of the date hereof, except as set forth in Section 4.18(c) of the Target Disclosure Schedule, with respect to authorizations for expenditure executed after December 31, 2008, (i) there are no outstanding calls for payments in excess of $200,000 that are due or that Target or its Subsidiaries are committed to make that have not been made; (ii) there are no material operations with respect to which Target or its Subsidiaries have become a non-consenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

        (d)   Except as set forth in Section 4.18(d) of the Target Disclosure Schedule, (i) there are no provisions applicable to the Oil and Gas Interests of Target and its Subsidiaries which increase the royalty percentage of the lessor thereunder; and (ii) none of the Oil and Gas Interests of Target and its Subsidiaries are limited by terms fixed by a certain number of years (other than primary terms under oil and gas leases).

        (e)   Except as set forth in Section 4.18(e) of the Target Disclosure Schedule, neither Target nor any of its Subsidiaries is a party to any contract or agreement of employment or to provide consulting, contractor or personal services that cannot be terminated at will without notice by and at no expense or liability to the Target and its Subsidiaries.

        4.19    Required Stockholder Vote.     The only votes of the holders of any class or series of Target's capital stock that shall be necessary to consummate the Transactions are the affirmative vote (in person or by proxy, or, in the case of the Target Preferred Shares, by written consent) of (a) the holders of a majority of the Target Preferred Shares, voting as a single class, in favor of an amendment (the "Series D CD Amendment") to the Certificate of Designations, Rights and Preferences of the Series D Convertible Preferred Stock of Cano Petroleum, Inc., dated August 31, 2006, as amended (the "Series D Certificate"), in form and substance reasonably satisfactory to Parent and Target (which approval of the Series D CD Amendment shall not be unreasonably withheld by either Parent or Target) and in favor of the adoption of the Agreement; and (b) the holders of a majority of the Target Common Shares, voting as a single class, in favor of the Series D CD Amendment and in favor of the adoption of this Agreement (collectively, the "Target Stockholders' Approval").

        4.20    Proxy/Prospectus; Registration Statement.     None of the information to be supplied by Target for inclusion in (a) the joint proxy statement relating to the Target Meeting and the Parent Meeting (in each case, as defined below) (also constituting the prospectus in respect of Parent Common Shares into which Target Common Shares will be converted) (the "Proxy/Prospectus") to be filed by Target and Parent with the SEC, and any amendments or supplements thereto, or (b) the Registration Statement on Form S-4 (the "Registration Statement") to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy/Prospectus, at the time the Proxy/Prospectus or any amendment or supplement thereto is first mailed to the Target and Parent stockholders, at the time of the Target Meeting and the Parent Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

        4.21    Intellectual Property.     Target or its Subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs ("Intellectual Property") currently used in the conduct of the business of Target and its Subsidiaries, except where the failure to so own or otherwise have the right to use such Intellectual Property would not, individually or in the aggregate, have a Target Material Adverse Effect. No Person has notified either Target or any of its Subsidiaries in writing and Target does not have any knowledge that their use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Target and its Subsidiaries that could have a Target Material Adverse Effect, and, to Target's knowledge, no Person is infringing on any right of Target or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to Target's knowledge, threatened that Target or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property.

        4.22    Hedging.     Section 4.22 of the Target Disclosure Schedule sets forth for the periods shown obligations of Target and each of its Subsidiaries (and their respective counterparties) for the delivery of Hydrocarbons attributable to any of the properties of Target or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in Section 4.22 of the Target Disclosure Schedule, as of the date hereof, neither Target nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.

        4.23    Brokers.     No broker, finder or investment banker (other than RBC Capital Markets Corporation, the fees and expenses of which will be paid by Target) is entitled to any brokerage, finder's fee or other fee or commission payable by Target or any of its Subsidiaries in connection with the Transactions based upon arrangements made by and on behalf of Target or any of its Subsidiaries. True and correct copies of all agreements and engagement letters currently in effect with RBC Capital Markets Corporation (the "Target Engagement Letters") have been provided to Target.

        4.24    Tax-Free Reorganization.     Neither Target nor, to the knowledge of Target, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

        4.25    Fairness Opinion.     Target's Board of Directors has received an opinion from RBC Capital Markets Corporation to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of Target Common Shares.

        4.26    Takeover Laws.     No "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) applicable to Target is applicable to the Merger or the other transactions contemplated hereby. The action of the Board of Directors of Target in approving this Agreement (and the Transactions provided for herein) is sufficient to render inapplicable to this Agreement (and the Transactions provided for herein) the restrictions on "business combinations" (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub hereby jointly and severally represent and warrant to Target as follows:

        5.1    Organization and Qualification.

        (a)   Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 5.1(a) of the disclosure letter delivered by Parent to Target contemporaneously with the execution hereof (the "Parent Disclosure Schedule"), which include each jurisdiction in which the character of Parent's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Parent Material Adverse Effect (as defined below). Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions set forth in Section 5.1(a) of the Parent Disclosure Schedule, which include each jurisdiction in which the character of Merger Sub's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Parent Material Adverse Effect (as defined below). Each Parent Party has all requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted. Each Parent Party has made available to Target a complete and correct copy of its Certificate of Incorporation and Bylaws (or other similar organizational documents), each as amended to date, and Parent's and Merger Sub's Certificate of Incorporation and Bylaws (or other similar organizational documents) as made available are in full force and effect. Neither Parent nor Merger Sub is in default in any respect in the performance, observation or fulfillment of any provision of its Certificate of Incorporation or Bylaws (or other similar organizational documents). Merger Sub is a direct, wholly owned subsidiary of Parent formed solely for the purpose of effecting the Merger and has conducted no activity and has incurred no liability or obligation other than as contemplated by this Agreement.

        (b)   The minute books of Parent and Merger Sub contain true, complete and accurate Corporate Records. Copies of such Corporate Records of Parent and Merger Sub have been heretofore made available to Target or Target's counsel.

        (c)   The stock, warrant and option ownership and transfer records of Parent and Merger Sub contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the capital stock and other securities of Parent and Merger Sub. Copies of such records of Parent and Merger Sub have been heretofore made available to Target or Target's counsel.

        (d)   Section 5.1(d) of the Parent Disclosure Schedule lists the name and jurisdiction of organization of each Subsidiary of Parent (other than Merger Sub) and the jurisdictions in which each such Subsidiary is qualified or holds licenses to do business as a foreign corporation or other organization as of the date hereof. Except for Parent's Subsidiaries, Parent does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person, other than equity interests held for investment that are not, in the aggregate, material to Parent (other than joint operating and other ownership arrangements and tax partnerships entered into in the ordinary course of business that, individually or in the aggregate, are not material to the operations or business of Parent and Parent's Subsidiaries, taken as a whole, and that do not entail any material liabilities). Each of Parent's Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business as a foreign corporation and is in good standing in the jurisdictions listed in Section 5.1(d) of the Parent Disclosure Schedule, which includes each jurisdiction in which the character of such Subsidiary's properties or the nature of its business makes such qualification necessary, except in jurisdictions, if any, where the failure to be so qualified would not result in a Parent Material Adverse Effect. Each of Parent's Subsidiaries has the requisite corporate power and authority to own, use or lease its properties and to carry on its business as it is now being conducted and as it is now proposed to be conducted. Parent has made available to Target a complete and correct copy of the Certificate of Incorporation and Bylaws (or similar organizational documents) of each of Parent's Subsidiaries, each as amended to date, and the Certificate of Incorporation and Bylaws (or similar organizational documents) as made available are in full force and effect. No Subsidiary of Parent is in default in any respect in the performance, observation or fulfillment of any provision of its Certificate of Incorporation or Bylaws (or similar organizational documents). Other than Parent's Subsidiaries, Parent does not beneficially own or control, directly or indirectly, five percent (5%) or more of any class of equity or similar securities of any corporation or other organization, whether incorporated or unincorporated.

        (e)   Complete and correct copies of the corporate, partnership or limited liability company records of each of Parent's Subsidiaries have been heretofore made available to Target or Target's counsel.

        (f)    For purposes of this Agreement, a "Parent Material Adverse Effect" means any event, circumstance, condition, development or occurrence causing, resulting in or having (or with the passage of time likely to cause, result in or have) a material adverse effect on the financial condition, business, assets, properties or results of operations of Parent and its Subsidiaries, taken as a whole; provided that, in no event shall any of the following alone or in combination be deemed, in and of itself, to constitute or be taken into account in determining a Parent Material Adverse Effect: any event, circumstance, change or effect that results from (i) changes affecting the national or regional economy generally or the oil and gas industry generally (provided that Parent is not disproportionately affected by such changes), (ii) changes in the market price of oil or natural gas, (iii) the public announcement or pending nature of the Transactions, (iv) compliance with the terms of, or taking any action required by, this Agreement, (v) change in the price or trading volume of the Target Common Shares or the

Parent Common Shares, (vi) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism or (vii) any change in the accounting requirements or principles imposed on Parent or its business by GAAP or any change in applicable law after the date hereof.

        5.2    Capitalization.

        (a)   The authorized capital stock of Parent consists of 230,000,000 Parent Common Shares, and 20,000,000 shares of preferred stock of Parent, par value $0.01 per share ("Parent Preferred Shares"). A Certificate of Designations, Rights and Preferences of the Series A Convertible Preferred Stock, par value $0.01 per share, of Parent (the "Parent Series A Shares") will be filed with the Secretary of State of the State of Texas prior to the Closing and will be substantially in the form attached as Exhibit 5.2 unless otherwise agreed by the Parent and Target. As of the date hereof, Parent has (i) 96,947,494 Parent Common Shares issued and outstanding, (ii) no Parent Common Shares in treasury, (iii) no Parent Preferred Shares outstanding, (iv) outstanding Parent Options to acquire 2,151,787 Parent Common Shares under stock option plans or agreements of Parent (of which Parent Options to purchase an aggregate of 568,929 shares of Parent Common Shares are exercisable as of the date hereof) and (v) 2,737,010 Parent Restricted Shares issued and outstanding. There are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote with Parent's stockholders, whether together or as a separate class, on any matters on which Parent's stockholders may vote. All of the outstanding Parent Common Shares are validly issued, fully paid and nonassessable, and free of preemptive rights. Except as set forth above or in Section 5.2(a)(i) of the Parent Disclosure Schedule, and other than this Agreement, there are no outstanding subscriptions, options, rights, warrants, convertible securities, stock appreciation rights, phantom equity, or other agreements or commitments (including "rights plans" or "poison pills") obligating Parent to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock of any class. Except as set forth in Section 5.2(a)(ii) of the Parent Disclosure Schedule there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement, arrangement or other understanding to which Parent is a party or by which Parent is bound with respect to any equity security of any class of Parent.

        (b)   Except as set forth in Section 5.2(b) of the Parent Disclosure Schedule, Parent is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each Parent Subsidiary, there are no irrevocable proxies with respect to any such shares, and no equity securities of any Parent Subsidiary are or may become required to be issued because of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Parent Subsidiary, and there are no contracts, commitments, understandings or arrangements by which Parent or any Parent Subsidiary is or may be bound to issue additional shares of capital stock of any Parent Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. Except as set forth in Section 5.2(b) of the Parent Disclosure Schedule, all of such shares Parent owns are validly issued, fully paid and nonassessable and are owned by it free and clear of all Liens.

        (c)   Parent Common Shares are listed on the AIM under the symbols "RSOX" and "RSX." No action or proceeding is pending or, to the knowledge of Parent, threatened against Parent by the AIM or any other Governmental Authority regulating issuers on AIM with respect to Parent, the Parent Common Shares or, solely with respect to the Nomad's engagement with Parent as its nominated advisor, the Nomad. For purposes of this Agreement, phrases such as "knowledge of Parent" and similar terms mean the current knowledge, after due inquiry, of any Vice President (including the corporate officer with responsibility for human resources and employee benefits) or the President, Chief Executive Officer or Chairman of Parent. For purposes of this Agreement, the "Nomad" means the Parent's nominated advisor Seymour Pierce Limited.

        5.3    Authority.     Each of Parent and, solely with respect to this Agreement, Merger Sub, has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, subject to obtaining the Parent Stockholders' Approval to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation of the Transactions have been duly and validly authorized by each Parent Party's Board of Directors, and no other corporate proceedings on the part of either Parent Party are necessary to authorize this Agreement or the Ancillary Agreements to which any of them are or will be a party or to consummate the Transactions, other than the Parent Stockholders' Approval and approval of the sole stockholder of Merger Sub. This Agreement has been, and the Ancillary Agreements to which Parent or Merger Sub is or will be a party are, or upon execution will be, duly and validly executed and delivered by each Parent Party and, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes or upon execution will constitute, valid and binding obligations of each Parent Party enforceable against such Persons in accordance with their respective terms, except for the Enforceability Exception.

        5.4    Consents and Approvals; No Violation.     The execution and delivery of this Agreement, the consummation of the Transactions and the performance by each Parent Party of its obligations hereunder will not:

        (a)   subject to receipt of the Parent Stockholders' Approval, conflict with any provision of the Certificate of Formation or Bylaws, as amended, of Parent or the Certificates of Incorporation or Bylaws (or other similar organizational documents) of any of Parent's Subsidiaries;

        (b)   subject to obtaining the Parent Stockholders' Approval and the filing of the Certificate of Merger with the Secretary of State of Delaware, require any consent, waiver, approval, order, authorization or permit of, or registration, filing with or notification to, (i) any Governmental Authority, except for applicable requirements of the HSR Act, the Securities Act, the Exchange Act, state laws relating to takeovers, if applicable, state securities or blue sky laws, the publication of the Readmission Document to be compiled in accordance with the provisions of the AIM Rules and the notification of the Merger in accordance with the AIM Rules and Customary Post-Closing Consents or (ii) except as set forth in Section 5.4(b) of the Parent Disclosure Schedule, any third party other than a Governmental Authority, other than such non-Governmental Authority third party consents, waivers, approvals, orders, authorizations and permits that would not (i) result in a Parent Material Adverse Effect, (ii) materially impair the ability of Parent or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (iii) prevent the consummation of any of the Transactions;

        (c)   except as set forth in Section 5.4(c) of the Parent Disclosure Schedule, result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or guaranteed payments or a loss of a material benefit under, any of the terms, conditions or provisions of any note, lease, mortgage, license, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets may be bound, except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, or losses as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not (A) result in a Parent Material Adverse Effect, (B) materially impair the ability of Parent or any of its Subsidiaries to perform its obligations under this Agreement or any Ancillary Agreement or (C) prevent the consummation of any of the Transactions;

        (d)   violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Parent or any of its Subsidiaries;

        (e)   result in the creation of any Lien upon any material properties or assets or on any shares of capital stock of Parent or its Subsidiaries (other than Target and its Subsidiaries after the Effective Time) under any agreement or instrument to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their properties or assets is bound; or

        (f)    result in any holder of any securities of Parent being entitled to appraisal, dissenters' or similar rights.

        5.5    Parent AIM Reports.

        (a)   Parent has filed with the AIM, and has heretofore made available to Target, true and complete copies of, each form, admission document, report, schedule, proxy, announcement or information statement and other document (including exhibits and amendments thereto), including its annual reports to stockholders incorporated by reference in certain of such reports, required to be filed by it or publicly announced with the AIM in connection with and since its admission to the AIM on July 17, 2008 (collectively, the "Parent AIM Reports"). As of the respective dates the Parent AIM Reports were filed or, if any such Parent AIM Reports were amended, as of the date such amendment was filed, each Parent AIM Report, including any financial statements or schedules included therein, (i) complied in all material respects with the applicable rules and regulations of the AIM, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No event since the date of the last Parent AIM Report has occurred that would require Parent to file a report with the AIM other than the execution of this Agreement.

        (b)   The Chief Executive Officer and Chief Financial Officer of Parent will make in the Registration Statement to be filed by Parent with the SEC in connection with Merger, all certifications (without qualification or exceptions to the matters certified) required by, and will be able to make such certifications (without qualification or exception to the matters certified) as of the Closing Date as if required to be made as of such date pursuant to, the Sarbanes Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct. Parent has in place sufficient procedures, resources and controls to enable it to comply with the AIM Rules. Parent seeks the advice and guidance from the Nomad regarding the compliance by Parent with the AIM Rules whenever it considers it appropriate and it takes any such advice and guidance into account. As used herein, "AIM Rules" means the rules issued by the London Stock Exchange governing companies applying for or with a class of shares admitted to AIM.

        5.6    Parent Financial Statements.     Each of the audited consolidated financial statements for Parent for the years ended June 30, 2007 and 2008, and when issued the audited consolidated financial statements for Parent for the year ended June 30, 2009, and the unaudited consolidated interim financial statements of Parent (including any related notes and schedules) included (or incorporated by reference) for the six (6) month period ended December 31, 2008 have been prepared from, and are in accordance with, the books and records of Parent and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of quarterly financial statements, to normal and recurring year-end adjustments) and fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its Subsidiaries as of the date thereof and the consolidated results of operations and cash flows (and changes in financial position, if any) of Parent and its Subsidiaries for the periods presented therein (subject to normal year-end adjustments and the absence of financial footnotes in the case of any unaudited interim financial statements).

        5.7    Absence of Undisclosed Liabilities.     Except (a) as set forth in Section 5.7 of the Parent Disclosure Schedule and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since June 30, 2009, neither Parent nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (contingent or otherwise) that would have a Parent Material Adverse Effect or would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its Subsidiaries or the notes thereto which are not reflected.

        5.8    Absence of Certain Changes.     Except as set forth in Section 5.8 of the Parent Disclosure Schedule or as contemplated by this Agreement, since June 30, 2009 (a) Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practices, (b) there has not been any change or development, or combination of changes or developments that, individually or in the aggregate, would have a Parent Material Adverse Effect, (c) there has not been any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Parent, or any repurchase, redemption or other acquisition by Parent or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent or any of its Subsidiaries, (d) there has not been any amendment of any term of any outstanding security of Parent or any of its Subsidiaries, and (e) there has not been any change in any method of accounting or accounting practice by Parent or any of its Subsidiaries, except for any such change required because of a concurrent change in GAAP or to conform a Subsidiary's accounting policies and practices to those of Parent.

        5.9    Taxes.     Except as otherwise disclosed in Section 5.9 of the Parent Disclosure Schedule and for matters that would not have a Parent Material Adverse Effect:

        (a)   Parent and each of its Subsidiaries have timely filed (or have had timely filed on their behalf) or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by any of them prior to or as of the Closing Date. As of the time of filing, the foregoing Tax Returns correctly reflected the material facts regarding the income, business, assets, operations, activities, status, or other matters of Parent or any other information required to be shown thereon. In particular, the foregoing tax returns are not subject to penalties under Section 6662 of the Code, relating to accuracy related penalties (or any corresponding provision of the state, local or foregoing Tax law) or any predecessor provision of law. An extension of time within which to file a Tax Return has not been requested or granted.

        (b)   Parent and each of its Subsidiaries have paid (or have had paid on their behalf), or where payment is not yet due, have established (or have had established on their behalf and for their sole benefit and recourse), or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all material Taxes (as defined below) due with respect to any period ending prior to or as of the Closing Date. Parent and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

        (c)   No Audit by a Tax Authority is pending or, to the knowledge of Parent, threatened with respect to any Tax Returns filed by, or Taxes due from, Parent or any Subsidiary. No issue has been raised by any Tax Authority in any Audit of Parent or any of its Subsidiaries that if raised with respect to any other period not so audited could be expected to result in a material proposed deficiency for any period not so audited. No material deficiency or adjustment for any Taxes has been proposed, asserted, assessed or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries. There are no liens for Taxes upon the assets of Parent or any of its Subsidiaries, except liens for current Taxes not yet delinquent.

        (d)   Neither Parent nor any of its Subsidiaries has given or been requested to give any waiver of statutes of limitations relating to the payment of Taxes or have executed powers of attorney with respect to Tax matters, which will be outstanding as of the Closing Date.

        (e)   Prior to the date hereof, Parent and its Subsidiaries have disclosed, and provided or made available to Target true and complete copies of, all material Tax sharing, Tax indemnity, or similar agreements to which Parent or any of its Subsidiaries are a party to, is bound by, or has any obligation or liability for Taxes.

        (f)    Except as set forth in Section 5.9 of the Parent Disclosure Schedule, and except for the group of which Parent is currently a member and any group affiliated with Resaca Exploitation, Inc., Parent has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code.

        (g)   Parent has not agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of change in accounting method or otherwise.

        (h)   None of the Parent or any of its Subsidiaries has a liability for Taxes of any Person under Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

        (i)    None of the Parent or any of its Subsidiaries has a liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by control or otherwise.

        (j)    Neither Parent nor any of its subsidiaries has distributed stock of another person, or has had its stock distributed by another Person, in a transaction that also purported or intended to be governed in whole or in part by Code Sections 355 and 361. Any transaction described in Section 5.9 of the Parent Disclosure Schedule that were purported or intended to be governed by Code Section 355 and 361 will not result in the recognition of a gain by the Parent as a result of the Merger.

        5.10    Litigation.     Except as otherwise disclosed in Section 5.10 of the Parent Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to Parent's knowledge, threatened against or directly affecting Parent, any Subsidiaries of Parent or any of the directors or officers of Parent or any of its Subsidiaries in their capacity as such, nor is there any reasonable basis therefor that could reasonably be expected to have a Parent Material Adverse Effect, if adversely determined. Neither Parent nor any of its Subsidiaries, nor any officer, director or employee of Parent or any of its Subsidiaries, has been permanently or temporarily enjoined by any order, judgment or decree of any court or any other Governmental Authority from engaging in or continuing any conduct or practice in connection with the business, assets or properties of Parent or such Subsidiary, nor, to the knowledge of Parent, is Parent, any Subsidiary or any officer, director or employee of Parent or any of its Subsidiaries under investigation by any Governmental Authority. Except as disclosed in Section 5.10 of the Parent Disclosure Schedule, there is no order, judgment or decree of any court or other tribunal or other agency extant enjoining or requiring Parent or any of its Subsidiaries to take any action of any kind with respect to its business, assets, properties, employees or former employees. Notwithstanding the foregoing, no representation or warranty in this Section 5.10 is made with respect to Environmental Laws, which are covered exclusively by the provisions set forth in Section 5.12.

        5.11    Employee Benefit Plans; ERISA.

        (a)   Section 5.11(a) of the Parent Disclosure Schedule lists as of the date of this Agreement all "employee benefit plans," as defined in Section 3(3) ERISA, and all other material employee compensation and benefit plans, agreements, programs, policies or other arrangements, including, without limitation, any employment or service agreements (except for offer letters providing for at will employment that do not provide for severance, acceleration or post termination benefits and other at will arrangements that may be terminated without notice by and at no expense or liability to Parent, any Parent Subsidiary, or any Parent ERISA Affiliate), severance, short-term and long-term disability, paid leave, vacation pay, consulting or other compensation agreements, deferred compensation, bonus, long-term incentive programs in the form of restricted stock grants, stock option grants or other equity or phantom equity, supplemental unemployment, medical insurance including medical, dental, vision, and prescription coverage, life and accidental death and dismemberment insurance, tuition aid reimbursement, relocation assistance, employee or former employee loans in excess of $10,000, expatriate benefits, retiree medical and life insurance maintained by Parent or any of its Subsidiaries or any Parent ERISA Affiliate or to which Parent or any of its Subsidiaries or any Parent ERISA Affiliate contributes or is obligated to contribute (all of the foregoing described, collectively, but exclusive of any Foreign Plan, the "Parent Benefit Plans"). A "Parent ERISA Affiliate" is any trade or business, whether or not incorporated, which together with Parent would be deemed a "single employer" within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

        (b)   Parent has not, since July 30, 2002, extended credit, arranged for the extension of credit, or renewed, modified or forgiven an extension of credit made prior to such date, in the form of a personal loan to or for any Person who was, at any time since such date, an officer or director of the Parent.

        (c)   Prior to the date of this Agreement, Parent has made available to Target a true, correct and complete copy of each of the Parent Benefit Plans (and all amendments thereto) and any related plan documents (including adoption agreements, vendor Contracts and administrative services agreements, trust documents, insurance policies or contracts including policies relating to fiduciary liability insurance, bonds required by ERISA, other authorizing documents, employee booklets, summary plan descriptions, registration statements and prospectuses, investment policy statements, and summaries of material modifications and any material employee communications relating thereto) and has, with respect to each Parent Benefit Plan that is subject to ERISA reporting requirements, made available to Target true, correct and complete copies of the Form 5500 reports filed for the last three (3) plan years (including all audits, financial statements, schedules and attachments thereto) and all notices that were given to Parent or a Parent Benefit Plan by the Internal Revenue Service, Department of Labor, or other Governmental Authority concerning any Parent Benefit Plan.

        Each of Parent and each Parent Subsidiary has made available to Target a true, correct and complete list of the names of all current officers, directors and consultants of Parent and each Parent Subsidiary showing each such Person's name, position, location and rate of annual remuneration.

        Each of Parent and each Parent Subsidiary has made available to Target true, correct and complete copies of each of the following:

            (i)  all forms of employment offer letters,

           (ii)  all forms of employment agreements and severance agreements,

          (iii)  all forms of services agreements and forms of agreements with current and former consultants and/or advisory board members,

          (iv)  all forms of confidentiality, non-competition, non-solicitation and/or invention or similar agreements by and between current and former employees, consultants and/or others (and a true, correct and complete list of employees, consultants and/or others not subject thereto),

           (v)  all management organization chart(s),

          (vi)  all agreements and/or insurance policies providing for the indemnification of any officers or directors,

         (vii)  Parent's standard severance policy,

        (viii)  a summary of outstanding liability for termination payments and benefits to current and former directors, officers, employees and consultants,

          (ix)  a schedule of bonus commitments made to employees, and

           (x)  all written personnel policies.

        (d)   With respect to each Parent Benefit Plan:

            (i)  if intended to qualify under Section 401(a) or 401(k) of the Code, such plan satisfies the requirements of such sections, has received a favorable determination letter from the Internal Revenue Service with respect to its qualification (or has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer), and its related trust has been determined to be exempt from tax under Section 501(a) of the Code and, to the knowledge of Parent, nothing has occurred since the date of such letter to adversely affect such qualification or exemption;

           (ii)  each such plan has been administered in all material respects in compliance with its terms and applicable law (including ERISA and the Code);

          (iii)  neither Parent nor any Parent ERISA Affiliate has engaged in, and Parent and each Parent ERISA Affiliate do not have knowledge of any Person that has engaged in, any transaction or acted or failed to act in any manner that would subject Parent or any Parent ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA;

          (iv)  no suit, administrative proceeding, action or other litigation is pending or, to the knowledge of Parent or any Parent ERISA Affiliate, threatened against Parent or any Parent ERISA Affiliate, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor;

           (v)  there have been no "reportable events" within the meaning of Section 4043 of ERISA for which the thirty (30) day notice requirement of ERISA has not been waived by the PBGC;

          (vi)  all contributions due have been made on a timely basis (within, where applicable, the time limit established under Section 302 of ERISA or Section 412 of the Code) and, to the extent required by GAAP, all amounts have been accrued for the current plan year and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business, consistent with past practice;

         (vii)  no notice of intent to terminate such plan has been given under Section 4041 of ERISA and no proceeding has been instituted under Section 4042 of ERISA to terminate such plan;

        (viii)  Parent has made available to Target a true, correct and complete copy of the most recent Internal Revenue Service determination letter, advisory letter or opinion letter issued with respect to such Parent Benefit Plan;

          (ix)  Parent, each Parent Subsidiary and each Parent ERISA Affiliate have performed all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any material default or in violation by any other party to, such Parent Benefit Plan;

           (x)  with respect to each such plan intended to include a Code Section 401(k) arrangement, Parent and each Parent Subsidiary and Parent ERISA Affiliate have at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor;

          (xi)  such plan may be terminated on a prospective basis with any notice required by such plan without any continuing liability for benefits other than benefits accrued to the date of such termination;

         (xii)  all contributions made or required to be made under any Parent Benefit Plan meet the requirements (if any) for deductibility under the Code; and

        (xiii)  all individuals who, pursuant to the terms of any Parent Benefit Plan, are entitled to participate in any Parent Benefit Plan, are currently participating in such Parent Benefit Plan or have been offered an opportunity to do so.

With respect to the Parent Benefit Plans, neither Parent nor any Parent ERISA Affiliate has engaged in, and Parent and each Parent ERISA Affiliate do not have any knowledge of any Person that has engaged in, any "prohibited transaction" (within the meaning of Section 406 of ERISA and Section 4975 of the Code) for which no exemption exists under Section 408 of ERISA or Section 4975(c) of the Code or Section 4975(d) of the Code.

        (e)   Neither Parent nor any Parent Subsidiary or Parent ERISA Affiliate is a party to, or has ever made any contribution to or otherwise incurred any obligation under, any "multiemployer plan" as such term is defined in Section 3(37) of ERISA or any "multiple employer plan" as such term is defined in Section 413(c) of the Code. There has been no termination or partial termination of any Parent Benefit Plan within the meaning of Section 411(d)(3) of the Code. Neither Parent nor any Parent ERISA Affiliate has ever established, maintained or contributed to, or had an obligation to maintain or contribute to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code.

        No event has occurred with respect to Parent or a Parent ERISA Affiliate in connection with which Parent or any Parent Subsidiary could be subject to any liability, lien or encumbrance with respect to any Parent Benefit Plan or any employee benefit plan described in Section 3(3) of ERISA maintained, sponsored or contributed to by a Parent ERISA Affiliate under ERISA or the Code, except for regular contributions and benefit payments in the ordinary course of plan business.

        Except as provided in Section 5.11(e) of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary nor any Parent ERISA Affiliate sponsors or maintains any self-funded employee benefit plan, including any plan to which a stop-loss policy applies.

        (f)    Except as set forth in Section 5.11(f) of the Parent Disclosure Schedule, no present or former employees of Parent or any Parent Subsidiary are covered by any agreements or plans that provide or will provide severance pay, post-termination health or life insurance benefits (other than as required under COBRA or applicable state law) or any similar benefits.

        (g)   Except as set forth in Section 5.11(g) of the Parent Disclosure Schedule, the consummation of the Transactions shall not cause any payments or benefits to any employee to be either subject to an excise tax under Sections 4999 of the Code or non-deductible to Parent under Section 280G or 162(m) of the Code. Section 5.11(g) of the Parent Disclosure Schedule lists each Person who Parent reasonably believes is, with respect to Parent, any Parent Subsidiary and/or any Parent ERISA Affiliate, a "disqualified individual" (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) determined as of the date hereof.

        (h)   Except as disclosed in Section 5.11(h) of the Parent Disclosure Schedule, none of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto will:

            (i)  result in any payment (including severance, supplemental unemployment compensation, golden parachute, bonus or otherwise) becoming due to any current or former employee, officer, director, independent contractor, or consultant of Parent or any Parent Subsidiary other than accrued payments;

           (ii)  materially increase or otherwise enhance any benefits otherwise payable to any current or former employee, officer, director, independent contractor, or consultant of Parent or any Parent Subsidiary by Parent or any Parent Subsidiary;

          (iii)  result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code;

          (iv)  increase the amount of compensation due to any current or former employee, officer, director, independent contractor, or consultant of Parent or any Parent Subsidiary; or

           (v)  result in the forgiveness in whole or in part of any outstanding loans made by Parent or any Parent Subsidiary to any current or former employee, officer, director, independent contractor, or consultant of Parent or any Parent Subsidiary.

        (i)    With respect to each Parent Benefit Plan subject to ERISA as either an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA or an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA, Parent has prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Parent Benefit Plan.

        (j)    Each Foreign Plan is listed in Section 5.11(j) of the Parent Disclosure Schedule except for plans maintained by Governmental Authorities. As regards each Foreign Plan: (i) such Foreign Plan is in compliance with the provisions of the laws of each jurisdiction in which such Foreign Plan is maintained, to the extent those laws are applicable to such Foreign Plan; (ii) the Parent, each Parent Subsidiary, and each Parent ERISA Affiliate has complied with all applicable reporting and notice requirements, and such Foreign Plan has obtained from the Governmental Authority having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance with the laws of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan; and (iii) such Foreign Plan has been administered in accordance with its terms and applicable law and regulations.

        (k)   Section 5.11(k) of the Parent Disclosure Schedule lists as of the date of this Agreement each employee of Parent or any Parent Subsidiary who is absent from work or not fully available to perform work according to his or her regular schedule because of a physical or mental impairment or other approved leave and also lists, with respect to each such employee, the basis of such leave and the anticipated date of return to full service. Section 5.11(k) of the Parent Disclosure Schedule also lists as of the date of this Agreement each employee or former employee of Parent or any Parent Subsidiary who has applied for within the previous six (6) months, who has indicated an intent to apply for, or who is receiving short-term-disability, long-term-disability, or similar benefits.

        (l)    Each Parent Benefit Plan that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) (i) was operated from January 1, 2005 through December 31, 2008 in good faith compliance with Section 409A of the Code, IRS Notice 2005-1, and the Treasury Regulations issued pursuant to Section 409A of the Code, (ii) has been operated since January 1, 2009 in compliance with Section 409A of the Code and the final Treasury Regulations issued pursuant to Section 409A of the Code, and (iii) no nonqualified deferred compensation plan that is grandfathered pursuant to Section 409A of the Code has been "materially modified" (within the meaning of the applicable guidance issued pursuant to Section 409A of the Code) at any time after October 3, 2004.

        (m)  Attached as Section 5.11(m) of the Parent Disclosure Schedule is (i) a summary or copy of Parent's severance policy, (ii) a severance package table which lists the maximum amount of all cash amounts that may be paid to Parent's employees as a result of or in connection with a severance from employment, and (iii) a list of employees of Parent with written employment agreements, written letter agreements or agreements covered by resolution of the Parent's Board of Directors addressing specific employees.

        5.12    Environmental Liability.     Except as set forth in Section 5.12 of the Parent Disclosure Schedule or as could not reasonably be expected to result in liabilities that have a Parent Material Adverse Effect:

        (a)   The businesses of Parent and its Subsidiaries have been and are operated in material compliance with all Environmental Laws.

        (b)   Neither Parent nor any of its Subsidiaries has caused or allowed the generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances, except in material compliance with all Environmental Laws, and, to Parent's knowledge, no generation, treatment, manufacture, processing, distribution, use, storage, discharge, release, disposal, transport or handling of any Hazardous Substances has occurred at any property or facility owned, leased or operated by Parent for any of its Subsidiaries except in material compliance with all Environmental Laws.

        (c)   Neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Authority or third party or, to the knowledge of Parent, any other communication alleging or concerning any material violation by Parent or any of its Subsidiaries of, or responsibility or liability of Parent or any of its Subsidiaries under any Environmental Law. There are no pending, or to the knowledge of Parent, threatened, claims, suits, actions, proceedings or investigations with respect to the businesses or operations of Parent or any of its Subsidiaries alleging or concerning any material violation of, or responsibility or liability under, any Environmental Law, nor does Parent have any knowledge of any fact or condition that could give rise to such a claim, suit, action, proceeding or investigation.

        (d)   Parent and its Subsidiaries have obtained and are in compliance with all material approvals, permits, licenses, registrations and similar authorizations from all Governmental Authorities under all Environmental Laws required for the operation of the businesses of Parent and its Subsidiaries as currently conducted; there are no pending or, to the knowledge of Parent, threatened, actions, proceedings or investigations alleging violations of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations; and Parent does not have knowledge of any fact or condition that is reasonably likely to give rise to any action, proceeding or investigation regarding the violation of or seeking to modify, revoke or deny renewal of any of such approvals, permits, licenses, registrations and authorizations.

        (e)   Without in any way limiting the generality of the foregoing, (i) to Parent's knowledge, all offsite locations where Parent or any of its Subsidiaries has transported, released, discharged, stored, disposed or arranged for the disposal of Hazardous Substances are licensed and operating as required by law and (ii) to Parent's knowledge, no PCBs, PCB-containing items, asbestos-containing materials, or radioactive materials are used or stored at any property owned, leased or operated by Parent or any of its Subsidiaries except in material compliance with Environmental Laws.

        (f)    No claims have been asserted or, to Parent's knowledge, threatened to be asserted against Parent or its Subsidiaries for any personal injury (including wrongful death) or property damage (real or personal) arising out of alleged exposure or otherwise related to Hazardous Substances used, handled, generated, transported or disposed by Parent or its Subsidiaries.

        5.13    Compliance with Applicable Laws.

        (a)   Parent and each of its Subsidiaries hold all material approvals, licenses, permits, registrations and similar authorizations necessary for the lawful conduct of their respective businesses, as now conducted, and such businesses are not being, and neither Parent nor any of its Subsidiaries have received any notice from any Person that any such business has been or is being, conducted in violation of any law, ordinance or regulation, including any law, ordinance or regulation relating to occupational health and safety, except for possible violations that either individually or in the aggregate have not resulted and would not result in a Parent Material Adverse Effect; provided, however, no representation or warranty in this Section 5.13 is made with respect to Environmental Laws, which are covered exclusively in Section 5.12.

        (b)   Neither Parent, any Subsidiary of Parent, nor, to the knowledge of Parent, any director, officer, agent, employee or other person acting on behalf of Parent or any of its Subsidiaries, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others, or established or maintained any unlawful or unrecorded funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other domestic or foreign law.

        5.14    Insurance.     Section 5.14 of the Parent Disclosure Schedule lists each insurance policy of Parent and its Subsidiaries currently in effect. Parent has made available to Target a true, complete and correct copy of each such policy or the binder therefor. With respect to each such insurance policy or binder none of Parent, any of its Subsidiaries or, to Parent's knowledge, any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and Parent does not know of any occurrence or any event which (with notice or the lapse of time or both) would constitute such a breach or default or permit termination, modification or acceleration under the policy, except for such breaches or defaults which, individually or in the aggregate, would not result in a Parent Material Adverse Effect. Section 5.14 of the Parent Disclosure Schedule describes any self-insurance arrangements affecting Parent or its Subsidiaries. To Parent's knowledge, the insurance policies listed in Section 5.14 of the Parent Disclosure Schedule include all policies which are required in connection with the operation of the businesses of Parent and its Subsidiaries as currently conducted by applicable laws and all agreements relating to Parent and its Subsidiaries.

        5.15    Labor Matters; Employees.

        (a)   Except as set forth in Section 5.15 of the Parent Disclosure Schedule, (i) there is no labor strike, dispute, slowdown, work stoppage, lockout or other similar labor controversy actually pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries and, during the past five (5) years, there has not been any such action, (ii) none of Parent or any of its Subsidiaries is a party to, bound by, or negotiating any collective bargaining or similar agreement with any labor organization (as that term is defined in the National Labor Relations Act, as amended), or work rules or practices with any labor organization or employee association applicable to employees of Parent or any of its Subsidiaries, (iii) none of the employees of Parent or any of its Subsidiaries are represented by any labor organization, none of Parent or any of its Subsidiaries have any knowledge of any current union organizing activities among the employees of Parent or any of its Subsidiaries nor does any question concerning representation exist concerning such employees, and neither Parent nor any of its Subsidiaries have experienced any union organizational campaigns, petitions, or other unionization activities within the past three (3) years, (iv) Parent and its Subsidiaries have each at all times within the past three (3) years been in material compliance with all applicable laws respecting employment and employment practices, equal employment opportunity, wages, labor relations, hours of work and overtime, worker classification, employment-related immigration and authorization to work in the United States, occupational safety and health, and privacy of health information, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation, (v) there is no unfair labor practice charge or complaint or any union representation question or certification petition against Parent or any of its Subsidiaries pending or, to the knowledge of Parent, threatened before the National Labor Relations Board or any similar state or foreign agency and there have been no such charges, complaints, questions or petitions within the past three (3) years, (vi) there are no pending or, to the knowledge of Parent, threatened legal, arbitral or administrative suits, actions, investigations, charges, complaints, demands or other proceedings of any kind and in any forum by or on behalf of any current or former employee of Parent or any of its

Subsidiaries, applicant, person claiming to be an employee, or any classes of the foregoing, alleging or concerning a violation of, or compliance with, any applicable law respecting employment and employment practices, equal employment opportunity, wages, labor relations, hours of work and overtime, worker classification, employment-related immigration and authorization to work in the United States, occupational safety and health, and privacy of health information, there have been no such proceedings within the past three (3) years, nor are there any grievance or arbitration proceeding arising out of any collective bargaining agreement or other grievance procedure concerning Parent or any of its Subsidiaries, (vii) there is no current or, to the knowledge of Parent, threatened legal, arbitral or administrative suits, actions, investigations or other proceedings of any kind and in any forum in which any current or former director, officer, employee or agent of Parent or any of its Subsidiaries is or may be entitled to indemnification, (viii) Parent and all of its Subsidiaries have timely paid or made provision for payment of, and has properly accrued for in its or their financial statements, all accrued salaries, wages, commissions, bonuses, severance pay, vacation, sick, and other paid leave with respect to any current or former employee or on account of employment, (ix) no current or former employee or person claiming to be or have been an employee of Parent or any of its Subsidiaries has a right to be recalled, reinstated, or restored to employment under any agreement, law, or policy or practice of Parent or any of its Subsidiaries, (x) neither Parent nor any of its Subsidiaries is a party to, or otherwise bound by, any order, judgment, decree or settlement with respect to any current or former employee, the terms and conditions of employment, or the working conditions of any employee, (xi) neither Parent nor any of its Subsidiaries has, and none are required by applicable law to have, an affirmative action plan, (xii) Parent and its Subsidiaries have complied with the Older Workers' Benefit Protection Act with respect to any waivers of liability under the Age Discrimination in Employment Act obtained by it in the last 300 days, (xiii) neither the Occupational Safety and Health Administration nor any other federal or state agency has threatened to file any citation, and there are no pending citations, relating to Parent or any of its Subsidiaries, and (xiv) there is no employee or governmental claim or investigation, including any charges to the Equal Employment Opportunity Commission or state employment practice agency, investigations regarding Fair Labor Standards Act compliance, audits by the Office of Federal Contractor Compliance Programs, Workers' Compensation claims, sexual or other workplace harassment complaints or demand letters or threatened claims.

        (b)   Within the past four (4) years, under the WARN Act, none of Parent or any of its Subsidiaries has effectuated or experienced (i) a "plant closing" (as defined in the WARN Act), or (ii) a "mass layoff" (as defined in the WARN Act), nor has Parent or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state or local law similar to the WARN Act.

        5.16    Reserve Reports.

        (a)   All information (including the statement of the percentage of reserves from the oil and gas wells and other interests evaluated therein to which Parent or its Subsidiaries are entitled and the percentage of the costs and expenses related to such wells or interests to be borne by Parent or its Subsidiaries) supplied to Williamson Petroleum Consultants, Inc. and Haas Petroleum Engineering Services, Inc. by or on behalf of Parent and its Subsidiaries that was material to such firm's estimates of proved oil and gas reserves attributable to the Oil and Gas Interests (as hereinafter defined) of Parent in connection with the preparation of the proved oil and gas reserve reports concerning the Oil and Gas Interests of Parent and its Subsidiaries as of July 1, 2009 and prepared by such engineering firm (the "Parent Reserve Report") was (at the time supplied or as modified or amended prior to the issuance of the Parent Reserve Report) true and correct in all material respects and Parent has no knowledge of any material errors in such information that existed at the time of such issuance except as set forth in Section 5.16(a) of the Parent Disclosure Schedule. Except for changes generally affecting the oil and gas industry (including changes in commodity prices), there has been no change in respect of the matters addressed in the Parent Reserve Report that would have a Parent Material Adverse Effect.

        (b)   Set forth in Section 5.16(b) of the Parent Disclosure Schedule or the Parent AIM Reports is a list of all material Oil and Gas Interests that were included in the Parent Reserve Report that have been disposed of prior to the date hereof.

        5.17    Permits.     Parent and its Subsidiaries hold all of the Permits required or necessary to construct, own, operate, use and/or maintain their respective properties and conduct their operations as presently conducted, except for such Permits, the lack of which, individually or in the aggregate, would not have a Parent Material Adverse Effect; provided, however, that no representation or warranty in this Section 5.17 is made with respect to Permits issued pursuant to Environmental Laws, which are covered exclusively in Section 5.11(a).

        5.18    Material Contracts.

        (a)   Set forth in Section 5.18(a) of the Parent Disclosure Schedule or the Parent AIM Reports is a list of each contract, lease, indenture, agreement, arrangement or understanding to which Parent or any of its Subsidiaries is subject that is currently in effect and is of a type that would be required to be included as an exhibit to a Form S-1 Registration Statement pursuant to the rules and regulations of the SEC if such a registration statement were filed by Parent (collectively, the "Parent Material Contracts").

        (b)   Except as set forth in Section 5.18(a) or 5.18(b) of the Parent Disclosure Schedule or the Parent AIM Reports filed and publicly available prior to the date hereof, the Oil and Gas Interests of Parent and its Subsidiaries are not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, or (ii) any agreement not entered into in the ordinary course of business in which the amount involved is in excess of $200,000 in the aggregate. In addition, (A) all Parent Material Contracts are the valid and legally binding obligations of Parent and, to the knowledge of Parent, each of the other parties thereto and are enforceable in accordance with their respective terms; (B) Parent is not in material breach or default with respect to, and to the knowledge of Parent, no other party to any Parent Material Contract is in material breach or default with respect to, its obligations thereunder, including with respect to payments or otherwise; (C) no party to any Parent Material Contract has given notice of any action to terminate, cancel, rescind or procure a judicial reformation thereof; and (D) except as set forth in the Parent AIM Reports filed and publicly available prior to the date hereof no Parent Material Contract contains any provision that prevents Parent or any of its Subsidiaries from owning, managing and operating the Oil and Gas Interests of Parent and its Subsidiaries in accordance with historical practices.

        (c)   As of the date hereof, except as set forth in Section 5.18(c) of the Parent Disclosure Schedule, with respect to authorizations for expenditure executed after December 31, 2008, (i) there are no outstanding calls for payments in excess of $200,000 that are due or that Parent or its Subsidiaries are committed to make that have not been made; (ii) there are no material operations with respect to which Parent or its Subsidiaries have become a non-consenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

        (d)   Except as set forth in Section 5.18(d) of the Parent Disclosure Schedule, (i) there are no provisions applicable to the Oil and Gas Interests of Parent and its Subsidiaries which increase the royalty percentage of the lessor thereunder; and (ii) none of the Oil and Gas Interests of Parent and its Subsidiaries are limited by terms fixed by a certain number of years (other than primary terms under oil and gas leases or unit agreements).

        5.19    Required Stockholder Vote.     The only vote of the holders of any class or series of Parent's capital stock that shall be necessary to consummate the Transactions is the approval by a majority of the votes cast by the holders of the Parent Common Shares (the "Parent Stockholders' Approval").

        5.20    Proxy/Prospectus; Registration Statement.     None of the information to be supplied by Parent and, with respect to clause (c) only, its directors for inclusion in (a) the Proxy/Prospectus to be filed by Target and Parent with the SEC, and any amendments or supplements thereto, (b) the Registration Statement to be filed by Parent with the SEC in connection with the Merger, or (c) the Readmission Document to be compiled in accordance with the AIM Rules, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy/Prospectus, at the time the Proxy/Prospectus or any amendment or supplement thereto is first mailed to the Target and Parent stockholders, at the time of the Target Meeting and the Parent Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

        5.21    Intellectual Property.     Parent or its Subsidiaries own, or are licensed or otherwise have the right to use, all Intellectual Property currently used in the conduct of the business of Parent and its Subsidiaries, except where the failure to so own or otherwise have the right to use such Intellectual Property would not, individually or in the aggregate, have a Parent Material Adverse Effect. No Person has notified either Parent or any of its Subsidiaries in writing and Parent does not have any knowledge that their use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of Parent and its Subsidiaries that could have a Parent Material Adverse Effect, and, to Parent's knowledge, no Person is infringing on any right of Parent or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to Parent's knowledge, threatened that Parent or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property.

        5.22    Hedging.     Section 5.22 of the Parent Disclosure Schedule sets forth for the periods shown obligations of Parent and each of its Subsidiaries (and their respective counterparties) for the delivery of Hydrocarbons attributable to any of the properties of Parent or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor. Except as set forth in Section 5.22 of the Parent Disclosure Schedule, as of the date hereof, neither Parent nor any of its Subsidiaries is bound by futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities.

        5.23    Brokers.     No broker, finder or investment banker (other than SMH Capital, the fees and expenses of which will be paid by Parent) is entitled to any brokerage, finder's fee or other fee or commission payable by Parent or any of its Subsidiaries in connection with the Transactions based upon arrangements made by and on behalf of Parent or any of its Subsidiaries. True and correct copies of all agreements and engagement letters currently in effect with SMH Capital (the "Parent Engagement Letters") have been provided to Target.

        5.24    Tax Matters.     Neither Parent nor, to the knowledge of Parent, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

        5.25    Takeover Laws.     No "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) applicable to Parent is applicable to the Merger or the other transactions contemplated hereby. The action of the Board of Directors of Parent in approving this Agreement (and the Transactions provided for herein) is sufficient to render inapplicable to this Agreement (and the Transactions provided for herein) the restrictions on "business combinations" (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

 ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

        6.1    Conduct of Business by Target Pending the Merger.     From the date hereof until the Effective Time, except as Parent otherwise agrees in writing, as set forth in Section 6.1 of the Target Disclosure Schedule, or as otherwise contemplated by this Agreement, Target shall conduct its business in the ordinary course consistent with past practice and shall use all commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and key employees, subject to the terms of this Agreement. Except as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without Parent's prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned):

        (a)   Target shall not adopt or propose any change to its Certificate of Incorporation or Bylaws (or similar organizational documents);

        (b)   Target shall not, and shall not permit any of its Subsidiaries to, (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Target or its Subsidiaries (except for intercompany dividends from direct or indirect wholly owned Subsidiaries and regular quarterly dividends with respect to the Series D Stock) or (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, Target or any of its Subsidiaries, other than intercompany acquisitions of stock;

        (c)   Target shall not, and shall not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire assets of any other Person for aggregate consideration in excess of $2,500,000 in any single transaction (or series of related transactions) or $5,000,000 in the aggregate, or enter a new line of business or commence business operations in any country in which Target is not operating as of the date hereof;

        (d)   Except as set forth in Section 6.1(d) of the Target Disclosure Schedule, Target shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties (other than to Parent and its direct and indirect wholly owned Subsidiaries) with an aggregate fair market value exceeding $2,500,000 in any single transaction (or series of related transactions) or $5,000,000 in the aggregate (other than sales of Hydrocarbons in the ordinary course of business);

        (e)   Target shall not settle any material Audit, make or change any material Tax election or file any material amended Tax Return except as set forth in Section 4.9 of the Target Disclosure Schedule;

        (f)    Except as otherwise permitted by this Agreement and the terms of any refinancing of indebtedness in connection with the Transactions, or as set forth in Section 6.1(f) of the Target Disclosure Schedule, Target shall not, and shall not permit any of its Subsidiaries to, (i) issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise and except pursuant to existing obligations disclosed in the Target Disclosure Schedule), (ii) enter into any amendment of any term of any outstanding security of Target or of any of its Subsidiaries, (iii) incur any indebtedness except trade debt in the ordinary course of business and debt pursuant to existing credit facilities or arrangements or any refinancing thereof (except as set forth in Section 6.1(f) of the Target Disclosure Schedule), (iv) fail to make any required contribution to any Target Benefit Plan, (v) increase compensation or bonuses (except for compensation or bonuses as set forth in Section 6.1(f) of the Target Disclosure Schedule) or increase other benefits payable to (except for payments pursuant to 401(k) plans), or, except as required by applicable law, modify or amend any employment agreements or severance agreements with, any executive officer or former employee or (vi) enter into any settlement or consent with respect to any pending litigation other than settlements in the ordinary course of business;

        (g)   Target shall not, and shall not permit any of its Subsidiaries to, change any method of accounting or accounting practice by Target or any of its Subsidiaries except for any such change required by GAAP;

        (h)   Target shall not, and shall not permit any of its Subsidiaries to, take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a "plant closing" or "mass layoff" (each as defined in the WARN Act) or other layoff without in good faith attempting to comply with the WARN Act and any similar state law or regulation requiring notice to employees before layoffs;

        (i)    Target shall not amend or otherwise change the terms of the Target Engagement Letters, except to the extent that any such amendment or change would result in terms more favorable to Target;

        (j)    Except for expenditures set forth in Section 6.1(j) of the Target Disclosure Schedule, neither Target nor any of its Subsidiaries shall become bound or obligated to participate in any operation, or consent to participate in any operation, with respect to any Oil and Gas Interests that will, in the aggregate, cost in excess of $1,000,000 in any single transaction (or series of related transactions) or $5,000,000 in the aggregate;

        (k)   Target and its Subsidiaries shall timely meet their royalty payment obligations in connection with their respective oil and gas leases;

        (l)    Target shall not, and shall not permit any of its Subsidiaries to, (i) enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities, other than in the ordinary course of business in accordance with Target's current policies or (ii) enter into any fixed price commodity sales agreements with a duration of more than three (3) months;

        (m)  Target shall not, and shall not permit any of its Subsidiaries to, (i) adopt, amend (other than amendments that reduce the amounts payable by Target or any Subsidiary, or amendments required by law to preserve the qualified status of a Target Benefit Plan or otherwise comply with ERISA, the Code or other applicable law) or assume an obligation to contribute to any pension, profit-sharing or other retirement, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, long- or short-term disability, supplemental unemployment benefit, fringe benefit, sick pay, vacation pay, employment or retention agreement, consulting agreement, or other similar plan, program, agreement, or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any Person (including contracts with management of Target or any Subsidiary that might require that payments be made upon consummation of the Transactions) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, except for employment offers to "at-will" employees whose aggregate annual compensation is less than $100,000, (ii) engage in any transaction (either acting alone or in conjunction with any Target Benefit Plan or trust created thereunder) in connection with which Target or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (iii) terminate any Target Benefit Plan in a manner, or take any other action with respect to any Target Benefit Plan, that could result in the liability of Target or any Subsidiary to any person, (iv) take any action that could adversely affect the qualification of any Target Benefit Plan or its compliance with the applicable requirements of ERISA, (v) fail to make full payment when due of all amounts which, under the provisions of any Target Benefit Plan, any agreement relating thereto or applicable law, Target or any Subsidiary is required to pay as contributions thereto, (vi) take any action which would result in the inclusion in gross income of deferred compensation under Section 409A of the Code or (vii) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Target Benefit Plan;

        (n)   Target shall not, and shall not permit any of its Subsidiaries to, (i) approve an increase in salary for any Target Employees or (ii) without Parent's prior written consent (which consent shall not be unreasonably withheld), terminate any Target Employee entitled to any severance payment upon such termination;

        (o)   Target shall not, and shall not permit any of its Subsidiaries to, organize or acquire any Person that could become a Subsidiary;

        (p)   Target shall not, and shall not permit any of its Subsidiaries to, enter into any commitment or agreement to license or purchase seismic data that will cost in excess of $500,000, other than pursuant to agreements or commitments existing on the date hereof;

        (q)   Target shall not adopt a plan of complete or partial liquidation, dissolution, or reorganization; and

        (r)   Target shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

        6.2    Conduct of Business by Parent Pending the Merger.     From the date hereof until the Effective Time, except as Target otherwise agrees in writing, as set forth in Section 6.2 of the Parent Disclosure Schedule, or as otherwise contemplated by this Agreement, Parent shall conduct its business in the ordinary course consistent with past practice and shall use commercially reasonable efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and key employees, subject to the terms of this Agreement. Except as otherwise provided in this Agreement, and without limiting the generality of the foregoing, from the date hereof until the Effective Time, without Target's prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned):

        (a)   Parent shall not adopt or propose any change to its Certificate of Formation or Bylaws (or similar organizational documents);

        (b)   Parent shall not, and shall not permit any of its Subsidiaries to (i) declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of Parent or its subsidiaries (except for intercompany dividends from direct or indirect wholly owned subsidiaries), or (ii) repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other securities of, or other ownership interests in, Parent or any of its Subsidiaries, other than intercompany acquisitions of stock;

        (c)   Parent shall not, and shall not permit any of its Subsidiaries to, merge or consolidate with any other Person or acquire assets of any other Person for aggregate consideration in excess of $2,500,000 in any single transaction (or series of related transactions) or $5,000,000 in the aggregate, or enter a new line of business or commence business operations in any country in which Parent is not operating as of the date hereof;

        (d)   Except as set forth in Section 6.2 of the Parent Disclosure Schedule, Parent shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise surrender, relinquish or dispose of any assets or properties (other than to Target and its direct and indirect wholly owned Subsidiaries) with an aggregate fair market value exceeding $2,500,000 in any single transaction (or series of related transactions) or $5,000,000 in the aggregate (other than sales of Hydrocarbons in the ordinary course of business);

        (e)   Parent shall not settle any material Audit, make or change any material Tax election or file any material amended Tax Return except as set forth in Section 5.9 of the Parent Disclosure Schedule;

        (f)    Except as otherwise permitted by this Agreement and the terms of any refinancing of indebtedness in connection with the Transactions, Parent shall not, and shall not permit any of its Subsidiaries to, (i) issue any securities (whether through the issuance or granting of options, warrants, rights or otherwise), (ii) enter into any amendment of any term of any outstanding security of Parent or of any of its Subsidiaries, (iii) incur any indebtedness except trade debt in the ordinary course of business and debt pursuant to existing credit facilities or arrangements or any refinancing thereof (except as set forth in Section 6.2 of the Parent Disclosure Schedule), (iv) fail to make any required contribution to any Parent Benefit Plan, (v) increase compensation or bonuses (except for compensation or bonuses as set forth in Section 6.2 of the Parent Disclosure Schedule) or increase other benefits payable to (except for payments pursuant to 401(k) plans), or, except as required by applicable law, modify or amend any employment agreements or severance agreements with, any executive officer or former employee or (vi) enter into any settlement or consent with respect to any pending litigation other than settlements in the ordinary course of business;

        (g)   Parent shall not, and shall not permit any of its Subsidiaries to, change any method of accounting or accounting practice by Parent or any of its Subsidiaries, except for any such change required by GAAP;

        (h)   Parent shall not, and shall not permit any of its Subsidiaries to, take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a "plant closing" or "mass layoff" (each as defined in the WARN Act) or other layoff without in good faith attempting to comply with the WARN Act and any similar state law or regulation requiring notice to employees before layoffs;

        (i)    Parent shall not amend or otherwise change the terms of the Parent Engagement Letters, except to the extent that any such amendment or change would result in terms more favorable to Parent;

        (j)    Except as set forth in Section 6.2 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries shall become bound or obligated to participate in any operation, or consent to participate in any operation, with respect to any Oil and Gas Interests that will, in the aggregate, cost in excess of $1,000,000 in any single transaction (or series of related transactions) or $5,000,000 in the aggregate;

        (k)   Parent and its Subsidiaries shall timely meet their royalty payment obligations in connection with their respective oil and gas leases;

        (l)    Parent shall not, and shall not permit any of its Subsidiaries to, (i) enter into any futures, hedge, swap, collar, put, call, floor, cap, option or other contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons or securities, other than in the ordinary course of business in accordance with Parent's current policies, or (ii) enter into any fixed price commodity sales agreements with a duration of more than three (3) months;

        (m)  Parent shall not, and shall not permit any of its Subsidiaries to, (i) adopt, amend (other than amendments that reduce the amounts payable by Parent or any Subsidiary, or amendments required by law to preserve the qualified status of a Parent Benefit Plan or otherwise comply with ERISA, the Code or other applicable law) or assume an obligation to contribute to any pension, profit-sharing or other retirement, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, long- or short-term disability, supplemental unemployment benefit, fringe benefit, sick pay, vacation pay, employment or retention agreement, consulting agreement, or other similar plan, program, agreement, or arrangement of any type or collective bargaining agreement or enter into any employment, severance or similar contract with any Person (including contracts with management of Parent or any Subsidiary that might require that payments be made upon consummation of the Transactions) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder, except for employment offers to "at-will" employees whose aggregate annual compensation is less than $100,000, (ii) engage in any transaction (either acting alone or in conjunction with any Parent Benefit Plan or trust created thereunder) in connection with which Parent or any Subsidiary could be subjected (directly or indirectly) to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, (iii) terminate any Parent Benefit Plan in a manner, or take any other action with respect to any Parent Benefit Plan, that could result in the liability of Parent or any Subsidiary to any person, (iv) take any action that could adversely affect the qualification of any Parent Benefit Plan or its compliance with the applicable requirements of ERISA, (v) fail to make full payment when due of all amounts which, under the provisions of any Parent Benefit Plan, any agreement relating thereto or applicable law, Parent or any Subsidiary is required to pay as contributions thereto, (vi) take any action which would result in the inclusion in gross income of deferred compensation under Section 409A of the Code or (vii) fail to file, on a timely basis, all reports and forms required by federal regulations with respect to any Parent Benefit Plan provided;

        (n)   Parent shall not, and shall not permit any of its Subsidiaries to, (i) approve an increase in salary for any Parent Employees or (ii) without Target's prior written consent (which consent shall not be unreasonably withheld), terminate any Parent Employee entitled to any severance payment upon such termination;

        (o)   Parent shall not, and shall not permit any of its Subsidiaries to, organize or acquire any Person that could become a Subsidiary;

        (p)   Parent shall not, and shall not permit any of its Subsidiaries to, enter into any commitment or agreement to license or purchase seismic data that will cost in excess of $500,000, other than pursuant to agreements or commitments existing on the date hereof;

        (q)   Parent shall not adopt a plan of complete or partial liquidation, dissolution, or reorganization; and

        (r)   Parent shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

        7.1    Access and Information.     Unless otherwise prohibited by applicable law, the parties shall each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants, financing sources and other authorized representatives access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties, contracts, leases, plants and personnel and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (b) all other information as such other party reasonably may request, provided that no investigation pursuant to this Section 7.1 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Each party shall hold in confidence all nonpublic information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will deliver to the other all documents, work papers and other materials (including copies) obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof. Notwithstanding the foregoing, the Confidentiality Agreement, dated March 13, 2009, by and between Parent and Target (the "Confidentiality Agreement") shall survive the execution and delivery of this Agreement.

  7.2    Target Acquisition Proposals.

        (a)   From the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, Target and its Subsidiaries shall not, and shall cause their respective officers, directors, employees, investment bankers, attorneys or other agents not to, directly or indirectly,

            (i)  take any action to solicit, initiate or encourage any Target Acquisition Proposal or any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to a Target Acquisition Proposal,

           (ii)  approve or recommend entry into any agreement with respect to a Target Acquisition Proposal, or

          (iii)  engage or participate in discussions or negotiations with, or disclose any nonpublic information relating to Target or its Subsidiaries, respectively, or furnish to any Person any information with respect to, or otherwise take any action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, a Target Acquisition Proposal, or cooperate in any way with a Target Acquisition Proposal.

Nothing contained in this Section 7.2 shall prohibit Target and its Board of Directors from (x) taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) under the Exchange Act, (y) waiving, or agreeing to waive, any provision of any stand-still or similar agreement in effect on the date hereof to allow a Person to make a Target Acquisition Proposal, so long as simultaneously with such waiver, such parties become subject to stand-still provisions at least as restrictive as those in the Confidentiality Agreement, or (z) prior to obtaining the Target Stockholders' Approval, furnishing information, including nonpublic information to, or entering into negotiations with, any Person that has submitted an unsolicited bona fide written Target Acquisition Proposal made not in violation of this Agreement or any standstill agreement if, and only to the extent that (with respect to this Section 7.2 only):

            (i)  such unsolicited bona fide written Target Acquisition Proposal is made by a third party that Target's Board of Directors determines in good faith has the good faith intent to proceed with negotiations to consider, and the financial and legal capability to consummate, such Target Acquisition Proposal;

           (ii)  Target's Board of Directors, after duly consulting with Target's outside legal counsel, determines in good faith that such action is necessary for Target's Board of Directors to comply with its fiduciary duties imposed by applicable law;

          (iii)  contemporaneously with furnishing such information to, or entering into discussions with, such Person, Target enters into a confidentiality agreement with such Person on terms no less restrictive than those in the Confidentiality Agreement (and containing additional provisions that expressly permit Target to comply with the provisions of this Section 7.2); and

          (iv)  Target's Board of Directors determines in good faith after consultation with its financial advisors and outside legal counsel that such Target Acquisition Proposal is reasonably likely to result in a Target Superior Proposal.

        (b)   For purposes of this Agreement:

            (i)  The term "Target Acquisition Proposal" means any inquiry, offer or proposal for, or any indication of interest from any Person relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one (1) transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (A) assets or businesses that constitute or represent ten percent (10%) or more of the total revenue, operating income, EBITDA or assets of Target and the Target Subsidiaries, taken as a whole, or (B) ten percent (10%) or more of the outstanding shares of Target Common Shares or capital stock of, or other equity or voting interests in, any of the Target Subsidiaries directly or indirectly holding, individually or taken together, the assets or business referred to in clause (A) above, in each case other than the transactions contemplated by this Agreement. Other than as provided in this Section 7.2, Target shall not waive any provisions of a confidentiality agreement entered into with a Person who has indicated a willingness to make an unsolicited bona fide Target Acquisition Proposal without Parent's prior written consent.

           (ii)  The term "Target Superior Proposal" means a bona fide written Target Acquisition Proposal made by a third party that if consummated would result in such third party (or in the case of a direct merger between such third party and Target, the stockholders of such third party) acquiring, directly or indirectly, more than fifty percent (50%) of the voting power of Target Common Shares or all or substantially all the assets of Target and the Target Subsidiaries, taken as a whole, (by merger or otherwise) for consideration consisting of cash, securities and/or other property that Target's Board of Directors in good faith determines, after consultation with its financial advisors and its outside legal counsel, is reasonably likely to be consummated taking into account the Person making such Target Acquisition Proposal and all legal, financial, regulatory and other relevant aspects of such Target Acquisition Proposal, and Target's Board of Directors in good faith determines, after consultation with its financial advisors and its outside legal counsel, that such Target Acquisition Proposal would, if consummated, result in a transaction that is more favorable from a financial point of view to the holders of Target Common Shares than the Transactions.

        (c)   Notwithstanding anything in this Agreement to the contrary, prior to obtaining the Target Stockholders' Approval, nothing in this Agreement shall prevent Target or the Target Board of Directors from, subject to compliance by Target with this Section 7.2:

            (i)  withdrawing, amending or modifying in a manner adverse to Parent, or publicly proposing to withdraw, amend or modify in a manner adverse to Parent, the approval, recommendation or declaration of advisability by the Target Board of Directors or any committee thereof (as the case may be) of this Agreement, the Merger or the Transactions (the actions referred to in this clause (i) collectively referred to herein as a "Target Adverse Recommendation Change"),

           (ii)  recommending, adopting or approving, or proposing publicly to recommend, adopt or approve, any Target Acquisition Proposal (the actions referred to in this clause (ii) being collectively referred to herein as a "Target Acquisition Proposal Recommendation"), or

          (iii)  entering into any agreement, including any agreement in principle, letter of intent or understanding, acquisition or merger agreement, option agreement, joint venture agreement, partnership agreement or similar agreement, arrangement or understanding which constitutes, relates to, is intended to lead to or could reasonably be expected to lead to a Target Acquisition Proposal (other than a confidentiality agreement contemplated by Section 7.2(a)(iii)) (each, a "Target Acquisition Agreement");

provided, however, that

          (iv)  in the case of a Target Adverse Recommendation Change not involving a Target Acquisition Proposal, the Target Board of Directors, acting in good faith, has previously determined, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with its fiduciary obligations to the stockholders of Target under applicable law;

           (v)  in the case of a Target Adverse Recommendation Change involving a Target Acquisition Proposal, a Target Acquisition Proposal Recommendation or any entry into a Target Acquisition Agreement, the Target Board of Directors, acting in good faith, has previously determined, after consultation with its outside legal counsel and financial advisors and based on such other matters as it deems relevant, that such Target Acquisition Proposal or Target Acquisition Agreement constitutes a Target Superior Proposal; and

          (vi)  in the case of entry into a Target Acquisition Agreement, Target concurrently terminates this Agreement pursuant to and after complying with the provisions of Article X and Section 7.2.

For the avoidance of doubt, the parties acknowledge and agree that a Target Adverse Recommendation Change may or may not involve a Target Acquisition Proposal.

        (d)   If Target or any officer, director, employee, attorney, investment banker or other agent of Target or any Target Subsidiary receives a request for information from a Person who has made an unsolicited bona fide written Target Acquisition Proposal, and Target is permitted to provide such Person with information pursuant to this Section 7.2, Target will provide written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person, and Target will use commercially reasonable efforts to keep Parent informed in all material respects of the status and terms of any such negotiations or discussions (including the identity of the Person with whom such negotiations or discussions are being held) and provide Parent copies of such written proposals and any amendments or revisions thereto or correspondence related thereto; provided, that Parent agrees to execute a confidentiality agreement, in form reasonably acceptable to it, with respect to any such information delivered to Parent pursuant to this clause (d), which confidentiality agreement shall be subject to Parent's disclosure obligations arising under applicable law or securities exchange regulations.

        (e)   Notwithstanding anything herein to the contrary, the Target Board of Directors shall not (1) make a Target Acquisition Recommendation Change, (2) make a Target Acquisition Proposal Recommendation or (3) enter into any Target Acquisition Agreement relating to a Target Acquisition Proposal, unless:

            (i)  Target complies with Section 7.2(c) and Section 7.2(d); and

           (ii)  in the case of a Target Acquisition Proposal, promptly upon a determination by the Target Board of Directors that a Target Acquisition Proposal constitutes a Target Superior Proposal, Target immediately notifies, in writing, Parent of such determination and describes in reasonable detail the material terms and conditions of such Target Superior Proposal and the identity of the Person making such Target Superior Proposal. Parent shall have five (5) Business Days after delivery of such written notice to submit an offer to engage in an alternative transaction or to modify the terms and conditions of this Agreement such that Target may proceed with this Agreement (a "Parent Revised Offer"). During such five (5) Business Day period, Target and its financial and legal advisors shall negotiate in good faith with Parent to enable Parent to submit a Parent Revised Proposal and may not terminate this Agreement in accordance with Article X. Any amendment to the price or any other material term of a Target Superior Proposal shall require a new written notice from Target to Parent and an additional three (3) Business Day period within which Parent may negotiate a Parent Revised Offer.

        (f)    All notices to be given by the Parties under this Section 7.2 shall be given by facsimile in accordance with Section 11.1 (which notice shall be considered delivered effective as of the day of transmission if transmitted on or before 5:00 p.m. U.S. Central Standard Time on the date of transmission, otherwise the next day after transmission).

        (g)   Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.2 by any officer, director, employee, attorney, investment banker or other agent of Target or any Target Subsidiary, whether or not such person is purporting to act on behalf of Target or any Target Subsidiary or otherwise, shall be a breach of this Section 7.2 by Target.

        7.3    Parent Acquisition Proposals.     From the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, Parent and its Subsidiaries shall not, and shall cause their respective officers, directors, employees, investment bankers, attorneys or other agents not to, directly or indirectly,

            (i)  take any action to solicit, initiate or encourage any Parent Acquisition Proposal or any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to a Parent Acquisition Proposal,

           (ii)  approve or recommend entry into any agreement with respect to a Parent Acquisition Proposal, or

          (iii)  engage or participate in discussions or negotiations with, or disclose any nonpublic information relating to Parent or its Subsidiaries, respectively, or furnish to any Person any information with respect to, or otherwise take any action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, a Parent Acquisition Proposal, or cooperate in any way with a Parent Acquisition Proposal.

Nothing contained in this Section 7.3 shall prohibit Parent and its Board of Directors from (x) taking and disclosing a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) under the Exchange Act, (y) waiving, or agreeing to waive, any provision of any stand-still or similar agreement in effect on the date hereof to allow a Person to make a Parent Acquisition Proposal, so long as simultaneously with such waiver, such parties become subject to stand-still provisions at least as restrictive as those in the Confidentiality Agreement, or (z) prior to obtaining the Parent Stockholders' Approval, furnishing information, including nonpublic information to, or entering into negotiations with, any Person that has submitted an unsolicited bona fide written Parent Acquisition Proposal made not in violation of this Agreement or any standstill agreement if, and only to the extent that (with respect to this Section 7.3 only):

          (iv)  such unsolicited bona fide written Parent Acquisition Proposal is made by a third party that Parent's Board of Directors determines in good faith has the good faith intent to proceed with negotiations to consider, and the financial and legal capability to consummate, such Parent Acquisition Proposal;

           (v)  Parent's Board of Directors, after duly consulting with Parent's outside legal counsel, determines in good faith that such action is necessary for Parent's Board of Directors to comply with its fiduciary duties imposed by applicable law;

          (vi)  contemporaneously with furnishing such information to, or entering into discussions with, such Person, Parent enters into a confidentiality agreement with such Person on terms no less restrictive than those in the Confidentiality Agreement (and containing additional provisions that expressly permit Parent to comply with the provisions of this Section 7.3); and

         (vii)  Parent's Board of Directors determines in good faith after consultation with its financial advisors and outside legal counsel that such Parent Acquisition Proposal is reasonably likely to result in a Parent Superior Proposal.

        (b)   For purposes of this Agreement:

            (i)  The term "Parent Acquisition Proposal" means any inquiry, offer or proposal for, or any indication of interest from any Person relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one (1) transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (A) assets or businesses that constitute or represent ten percent (10%) or more of the total revenue, operating income, EBITDA or assets of Parent and the Parent Subsidiaries, taken as a whole, or (B) ten percent (10%) or more of the outstanding shares of Parent Common Shares or capital stock of, or other equity or voting interests in, any of the Parent Subsidiaries directly or indirectly holding, individually or taken together, the assets or business referred to in clause (A) above, in each case other than the transactions contemplated by this Agreement. Other than as provided in this Section 7.3, Parent shall not waive any provisions of a confidentiality agreement entered into with a Person who has indicated a willingness to make an unsolicited bona fide Parent Acquisition Proposal without Parent's prior written consent.

           (ii)  The term "Parent Superior Proposal" means a bona fide written Parent Acquisition Proposal made by a third party that if consummated would result in such third party (or in the case of a direct merger between such third party and Parent, the stockholders of such third party) acquiring, directly or indirectly, more than fifty percent (50%) of the voting power of Parent Common Shares or all or substantially all the assets of Parent and the Parent Subsidiaries, taken as a whole, (by merger or otherwise) for consideration consisting of cash, securities and/or other property that Parent's Board of Directors in good faith determines, after consultation with its financial advisors and its outside legal counsel, is reasonably likely to be consummated taking into account the Person making such Parent Acquisition Proposal and all legal, financial, regulatory and other relevant aspects of such Parent Acquisition Proposal, and Parent's Board of Directors in good faith determines, after consultation with its financial advisors and its outside legal counsel, that such Parent Acquisition Proposal would, if consummated, result in a transaction that is more favorable from a financial point of view to the holders of Parent Common Shares than the Transactions.

        (c)   Notwithstanding anything in this Agreement to the contrary, prior to obtaining the Parent Stockholders' Approval, nothing in this Agreement shall prevent Parent or the Parent Board of Directors from, subject to compliance by Parent with this Section 7.3:

            (i)  withdrawing, amending or modifying in a manner adverse to Target, or publicly proposing to withdraw, amend or modify in a manner adverse to Target, the approval, recommendation or declaration of advisability by the Parent Board or any committee thereof (as the case may be) of this Agreement, the Merger or the transactions contemplated thereby (the actions referred to in this clause (i) collectively referred to herein as a "Parent Adverse Recommendation Change"),

           (ii)  recommending, adopting or approving, or proposing publicly to recommend, adopt or approve, any Parent Acquisition Proposal (the actions referred to in this clause (ii) being collectively referred to herein as a "Parent Acquisition Proposal Recommendation"), or

          (iii)  entering into any agreement, including any agreement in principle, letter of intent or understanding, acquisition or merger agreement, option agreement, joint venture agreement, partnership agreement or similar agreement, arrangement or understanding which constitutes, relates to, is intended to lead to or could reasonably be expected to lead to a Parent Acquisition Proposal (other than a confidentiality agreement contemplated by Section 7.3(a)(iii)) (each, a "Parent Acquisition Agreement");

provided, however, that

          (iv)  in the case of a Parent Adverse Recommendation Change not involving a Parent Acquisition Proposal, the Parent Board, acting in good faith, has previously determined, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with its fiduciary obligations to the stockholders of Parent under applicable law;

           (v)  in the case of a Parent Adverse Recommendation Change involving a Parent Acquisition Proposal, a Parent Acquisition Proposal Recommendation or any entry into a Parent Acquisition Agreement, the Parent Board, acting in good faith, has previously determined, after consultation with its outside legal counsel and financial advisors and based on such other matters as it deems relevant, that such Parent Acquisition Proposal or Parent Acquisition Agreement constitutes a Parent Superior Proposal; and

          (vi)  in the case of entry into a Parent Acquisition Agreement, Parent concurrently terminates this Agreement pursuant to and after complying with the provisions of Article X and Section 7.3.

For the avoidance of doubt, the Parties acknowledge and agree that a Parent Adverse Recommendation Change may or may not involve a Parent Acquisition Proposal.

        (d)   If Parent or any officer, director, employee, attorney, investment banker or other agent of Parent or any Parent Subsidiary receives a request for information from a Person who has made an unsolicited bona fide written Parent Acquisition Proposal, and Parent is permitted to provide such Person with information pursuant to this Section 7.3, Parent will provide written notice to Target to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person, and Parent will use commercially reasonable efforts to keep Target informed in all material respects of the status and terms of any such negotiations or discussions (including the identity of the Person with whom such negotiations or discussions are being held) and provide Target copies of such written proposals and any amendments or revisions thereto or correspondence related thereto; provided, that Target agrees to execute a confidentiality agreement, in form reasonably acceptable to it, with respect to any such information delivered to Target pursuant to this clause (d), which confidentiality agreement shall be subject to Target's disclosure obligations arising under applicable law or securities exchange regulations.

        (e)   Notwithstanding anything herein to the contrary, the Parent Board of Directors shall not (1) make a Parent Acquisition Recommendation Change, (2) make a Parent Acquisition Proposal Recommendation or (3) enter into any Parent Acquisition Agreement relating to a Parent Acquisition Proposal, unless:

            (i)  Parent complies with Section 7.3(c) and Section 7.3(d); and

           (ii)  in the case of a Parent Acquisition Proposal, promptly upon a determination by the Parent Board that a Parent Acquisition Proposal constitutes a Parent Superior Proposal, Parent immediately notifies, in writing, Target of such determination and describes in reasonable detail the material terms and conditions of such Parent Superior Proposal and the identity of the Person making such Parent Superior Proposal. Target shall have five (5) Business Days after delivery of such written notice to submit an offer to engage in an alternative transaction or to modify the terms and conditions of this Agreement such that Parent may proceed with this Agreement (a "Target Revised Offer"). During such five (5) Business Day period, Parent and its financial and legal advisors shall negotiate in good faith with Target to enable Target to submit a Target Revised Proposal and may not terminate this Agreement in accordance with Article X. Any amendment to the price or any other material term of a Parent Superior Proposal shall require a new written notice from Parent to Target and an additional three (3) Business Day period within which Target may negotiate a Target Revised Offer.

        (f)    All notices to be given by the Parties under this Section 7.3 shall be given by facsimile in accordance with Section 11.1 (which notice shall be considered delivered effective as of the day of transmission if transmitted on or before 5:00 p.m. U.S. Central Standard Time on the date of transmission, otherwise the next day after transmission).

        (g)   Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 7.3 by any officer, director, employee, attorney, investment banker or other agent of Parent or any Parent Subsidiary, whether or not such person is purporting to act on behalf of Parent or any Parent Subsidiary or otherwise, shall be a breach of this Section 7.3 by Parent.

        7.4    Directors' and Officers' Indemnification and Insurance.

        (a)   Directors and Officers of Target.

          (i)    For six (6) years after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Target or, any Subsidiary (each a "Target Indemnified Party"), who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, or investigative (a "proceeding") against all losses, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and experts and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of Parent, which will not be unreasonably withheld)) actually and reasonably incurred by the Target Indemnified Party because the Target Indemnified Party is or was a director or officer of Target pertaining to any act or omission existing or occurring at or prior to the Effective Time including any act or omission relating to this Agreement or the Transactions (the "Target Indemnified Liabilities") to the full extent permitted under Delaware law or the Surviving Corporation's Certificate of Incorporation and Bylaws. If a Target Indemnified Party makes or asserts any claim for Target Indemnified Liabilities, any determination required to be made with respect to whether a Target Indemnified Party's conduct complies with the standards set forth under the DGCL shall be made by independent counsel mutually acceptable to the Surviving Corporation and the Target Indemnified Party; and provided, further, that nothing herein shall impair any rights or obligations of any Target Indemnified Party. If any claim or claims are brought against any Target Indemnified Party (whether arising before or after the Effective Time), such Target Indemnified Party may select counsel for the defense of such claim, which counsel shall be reasonably acceptable to Target (if selected before the Effective Time) and the Surviving Corporation (if selected after the Effective Time).

          (ii)   The Surviving Corporation shall promptly advance all reasonable out-of-pocket expenses of each Target Indemnified Party in connection with any such action or proceeding described above, as such expenses are incurred, to the fullest extent permitted by the DGCL, subject to the receipt by the Surviving Corporation of an undertaking by or on behalf of such Target Indemnified Party to repay such amount if it shall ultimately be determined that such Target Indemnified Party is not entitled to be indemnified by the Surviving Corporation.

          (iii)  The Surviving Corporation shall maintain Target's existing traditional and Side A officers' and directors' liability insurance policies ("D&O Insurance"), including existing excess layers, with the purchase of tail coverage for a period of at least six (6) years after the Effective Time for the purpose of providing coverage for claims made during the six (6) year period for wrongful acts (as defined by the existing D&O Insurance policies) committed prior to the Effective Time; provided, that, if possible, the Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to the insureds under the existing D&O Insurance policies so long as any such substitution does not result in gaps or lapses in coverage; provided further, that the aggregate amount of premiums to be paid with respect to the maintenance of such tail coverage for six (6) years shall not exceed $2,000,000, and in the event that the cost of such coverage exceeds that amount, the Surviving Corporation shall purchase only as much tail coverage for six (6) years as possible for the amount of $2,000,000.

          (iv)  In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 7.4(a).

          (v)   The obligations of the Surviving Corporation under this Section 7.4(a) shall survive the consummation of this Merger and shall not be terminated or modified in such a manner as to adversely affect any Target Indemnified Party to whom this Section 7.4(a) applies for a period of six (6) years from the Effective Time without the consent of each affected Target Indemnified Party (it being expressly agreed that the Target Indemnified Parties to whom this Section 7.4(a) applies shall be third-party beneficiaries of this Section 7.4(a).

        (b)   Directors and Officers of Parent.

          (i)    For six (6) years after the Effective Time, Parent shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Parent or, any Subsidiary (each an "Parent Indemnified Party"), who was or is made or is threatened to be made a party or is otherwise involved in any proceeding against all losses, damages, liabilities, fees and expenses (including reasonable fees and disbursements of counsel and experts and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the prior written consent of Parent, which will not be unreasonably withheld)) actually and reasonably incurred by the Parent Indemnified Party because the Parent Indemnified Party is or was a director or officer of Parent pertaining to any act or omission existing or occurring at or prior to the Effective Time including any act or omission relating to this Agreement or the Transactions (the "Parent Indemnified Liabilities") to the full extent permitted under Texas law or Parent's Certificate of Formation and Bylaws. If a Parent Indemnified Party makes or asserts any claim for Parent Indemnified Liabilities, any determination required to be made with respect to whether a Parent Indemnified Party's conduct complies with the standards set forth under the Texas Business Organizations Code (the "TBOC") shall be made by independent counsel mutually acceptable to Parent and the Parent Indemnified Party; and provided, further, that nothing herein shall impair any rights or obligations of any Parent Indemnified Party. If any claim or claims are brought against any Parent Indemnified Party (whether arising before or after the Effective Time), such Parent Indemnified Party may select counsel for the defense of such claim, which counsel shall be reasonably acceptable to Parent.

          (ii)   Parent shall promptly advance all reasonable out-of-pocket expenses of each Parent Indemnified Party in connection with any such action or proceeding described above, as such expenses are incurred, to the fullest extent permitted by the TBOC, subject to the receipt by Parent of an undertaking by or on behalf of such Parent Indemnified Party to repay such amount if it shall ultimately be determined that such Parent Indemnified Party is not entitled to be indemnified by Parent.

          (iii)  Parent shall maintain its existing traditional and Side A D&O Insurance policies, including existing excess layers, with the purchase of tail coverage for a period of at least six (6) years after the Effective Time for the purpose of providing coverage for claims made during the six (6) year period for wrongful acts (as defined by the existing D&O Insurance policies) committed prior to the Effective Time; provided, that , if possible, Parent may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to the insureds under the existing D&O Insurance policies so long as any such substitution does not result in gaps or lapses in coverage; provided further, that the aggregate amount of premiums to be paid with respect to the maintenance of such tail coverage for six (6) years shall not exceed $2,000,000, and in the event that the cost of such coverage exceeds that amount, Parent shall purchase only as much tail coverage for six (6) years as possible for the amount of $2,000,000.

          (iv)  In the event Parent or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 7.4(b).

           (v)  The obligations of Parent under this Section 7.4(b) shall survive the consummation of this Merger and shall not be terminated or modified in such a manner as to adversely affect any Parent Indemnified Party to whom this Section 7.4(b) applies for a period of six (6) years from the Effective Time without the consent of each affected Parent Indemnified Party (it being expressly agreed that the Parent Indemnified Parties to whom this Section 7.4(b) applies shall be third-party beneficiaries of this Section 7.4(b).

        7.5    Further Assurances.     Each party shall use commercially reasonable efforts to obtain all consents and approvals and to do all other things necessary for the consummation of the Transactions. The parties shall take such further action to deliver or cause to be delivered to each other at the Closing and at such other times thereafter as shall be reasonably agreed by such parties such additional agreements or instruments as any of them may reasonably request for the purpose of carrying out this Agreement and the Transactions. The parties shall afford each other access to all information, documents, records and personnel who may be necessary for any party to comply with laws or regulations (including the filing and payment of taxes and handling tax audits), to fulfill its obligations with respect to indemnification hereunder or to defend itself against suits or claims of others. Parent and Target shall duly preserve all files, records or any similar items of Parent or Target received or obtained as a result of the Transactions with the same care and for the same period of time as it would preserve its own similar assets.

        7.6    Expenses.

        (a)   Except as provided in Sections 7.19 and 10.3(a), the parties shall bear, pro rata, all Expenses (as defined below) that they incur, such that Target pays an aggregate of fifty percent (50%) of such Expenses, and Parent pays an aggregate of fifty percent (50%) of such Expenses. In no event will Parent pay any expenses of Target shareholders.

        (b)   "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses incurred by a party or on its behalf in connection with or related to the preparation, printing, filing and mailing of the Registration Statement, the Proxy/Prospectus, the solicitation of stockholder approvals and requisite HSR filings (subject to reasonable documentation). Expenses shall exclude all fees and expenses of outside counsel, accountants, financing sources, investment bankers, experts and consultants to any party hereto and its affiliates incurred by such party or on its behalf in connection with or related to the due diligence, authorization, preparation, negotiation, execution or performance of this Agreement.

        7.7    Cooperation.     Subject to compliance with applicable law, from the date hereof until the Effective Time, each party shall confer on a regular and frequent basis with one (1) or more representatives of the other parties to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the Transactions.

        7.8    Publicity.     Neither Target, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Transactions without the prior consent of the other party, except as may be required by law or by any listing agreement with the NYSE Amex and the AIM, and each party shall use reasonable efforts to provide copies of such release or other announcement to the other party hereto, and give due consideration to such comments as each such other party may have, prior to any release or other announcement.

        7.9    Additional Actions.     Subject to the terms and conditions of this Agreement, each party agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, to consummate and make effective the Transactions, subject, however, to the Target Stockholders' Approval and the Parent Stockholders' Approval. Parent shall cause the Merger Sub to perform its covenants and agreements under this Agreement and any Ancillary Agreement to which Merger Sub is a party.

        7.10    Filings.     Each party shall make all filings such party is required to make in connection herewith or desirable to achieve the purposes contemplated hereby, and shall cooperate as needed with respect to any such filing by any other party.

        7.11    Consents.     Each of Parent and Target shall use commercially reasonable efforts to obtain all consents necessary or advisable in connection with its obligations hereunder.

        7.12    Certain Parent Board Approvals.     Prior to the Closing Date, Parent and Target, and their respective Boards of Directors, shall adopt resolutions consistent with the interpretive guidance of the SEC and take any other actions as may be required to cause any dispositions of Target Shares (including derivative securities with respect to Target Common Shares) or acquisitions of Parent Common Shares (including derivative securities with respect to Parent Common Shares) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act.

        7.13    Parent Board of Directors.

        (a)   Parent shall use its best efforts to cause (i) three (3) members of Target's Board of Directors to be elected as members of Parent's Board of Directors by Parent's existing Board of Directors simultaneous with Closing, subject to applicable law, which directors shall be acceptable to Parent's Board of Directors in its sole discretion (collectively, "Director Nominees"); and (ii) Richard Kelly Plato of Parent's Board of Directors to tender his letter of resignation to be effective simultaneous with the Closing. One of the Director Nominees will become a Class I Director of Parent, one of the Director Nominees will fill the vacancy created by the resignation of R. Kelly Plato as a Class II Director of Parent, and one of the Director Nominees will become a Class III Director of Parent, in each case as designated by Target. Subject to applicable law, each Director Nominee shall serve as a Class I, Class II or Class III Director for a term expiring as follows: (i) for Class I Directors, at Parent's 2012 annual meeting of stockholders, (ii) for Class II Directors, at Parent's 2010 annual meeting of stockholders and (iii) for Class III Directors, at Parent's 2011 annual meeting of stockholders, each as following the Effective Time and until his successor is duly elected and qualified. If at any time prior to the Effective Time, any Director Nominee shall be unable to serve as a director at the Effective Time, Target's Board of Directors or nominating committee shall nominate another individual who is a member of Target's Board of Directors and is reasonably acceptable to Parent to serve in such individual's place. Parent shall take such action, including amending its Certificate of Formation and/or Bylaws, as required to cause the number of directors constituting Parent's Board of Directors immediately after the Effective Time to be increased as necessary to reflect the addition of the Director Nominees.

        (b)   The composition of the committees of Parent's Board of Directors immediately following the Effective Time (including the respective chairmen thereof) shall be as designated at or immediately following the Effective Time in the sole discretion of Parent's Board of Directors, provided that during the one (1) year period following the Closing, each committee shall consist of four (4) directors, at least two (2) of whom will be directors who served on Target's Board of Directors before the Closing.

        7.14    Stockholders' Meetings.

        (a)   Target shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special or annual meeting of its stockholders (the "Target Meeting") for the purpose of securing the Target Stockholders' Approval, (ii) distribute to its stockholders the Proxy/Prospectus in accordance with applicable federal and state law and its Certificate of Incorporation and Bylaws, which Proxy/Prospectus shall contain the recommendation of the Target Board of Directors that its stockholders approve this Agreement, (iii) subject to Section 7.2 and Article X, recommend approval of the Merger and this Agreement through its board of directors, (iv) subject to Section 7.2 and Article X, use commercially reasonable efforts to solicit from its stockholders proxies in favor of approval of this Agreement and to secure the Target Stockholders' Approval, and (v) cooperate and consult with Parent with respect to each of the foregoing matters.

        (b)   Parent shall, as promptly as reasonably practicable after the date hereof (i) take all steps reasonably necessary to call, give notice of, convene and hold a special or annual meeting of its stockholders (the "Parent Meeting") for the purpose of securing the Parent Stockholders' Approval, (ii) distribute to its stockholders the Proxy/Prospectus in accordance with applicable federal and state law and its Certificate of Incorporation and Bylaws, which Proxy/Prospectus shall contain the recommendation of the Parent Board of Directors that its stockholders approve this Agreement, (iii) subject to Section 7.3 and Article X, recommend approval of the Merger and this Agreement through its board of directors, (iv) subject to Section 7.3 and Article X, use commercially reasonable efforts to solicit from its stockholders proxies to secure the Parent Stockholders' Approval, and (v) cooperate and consult with Target with respect to each of the foregoing matters.

        7.15    Preparation of the Proxy/Prospectus and Registration Statement.

        (a)   Parent and Target shall promptly (i) prepare and file with the SEC a preliminary version of the Proxy/Prospectus and will use commercially reasonable efforts to respond to the comments of the SEC in connection therewith and to furnish all information required to prepare the definitive Proxy/Prospectus and (ii) prepare and publish an admission document in relation to Parent and Target (the "Readmission Document") which shall be compiled in accordance with the AIM Rules and Parent and Target shall furnish all relevant information required to publish the Readmission Document, procure the acceptance of responsibility of any director or proposed director of Parent in connection with the Readmission Document, the engagement of any competent person in accordance with the AIM Rules and the engagement of any other adviser that may be required so that Parent may be approved and re-admitted to the AIM. At any time from (and including) the initial filing with the SEC of the Proxy/Prospectus, Parent shall file with the SEC the Registration Statement containing the Proxy/Prospectus so long as Parent shall have provided to Target a copy of the Registration Statement containing the Proxy/Prospectus at least ten (10) days prior to any filing thereof and any supplement or amendment at least two (2) days prior to any filing thereof. Subject to the foregoing sentence, Parent and Target shall jointly determine the date that the Registration Statement is filed with the SEC and the date that Parent shall be re-admitted to listing on AIM. Parent and Target shall use commercially reasonable efforts (i) to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and (ii) use commercially reasonable efforts to achieve the intended date for re-admission to listing on AIM including instructing Parent's nominated adviser to file such necessary notices with AIM as may be required to effect Parent's listing on AIM. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any jurisdiction) required to be taken under any applicable state securities laws or AIM Rules in connection with the issuance of Parent Common

Shares in the Merger and Target shall furnish all information concerning Target and the holders of shares of Target capital stock as may be reasonably requested in connection with any such action. Promptly after the effectiveness of the Registration Statement and the completion of the Readmission Document, Parent and Target shall cause the Proxy/Prospectus and the Readmission Document to be mailed to their respective stockholders, and if necessary, after the definitive Proxy/Prospectus and Readmission Document have been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, re-solicit proxies or written consents, as applicable. If at any time prior to the Effective Time, the officers and directors of Parent or Target discover any statement which, in light of the circumstances to which it is made, is false or misleading with respect to a material fact or omits to state a material fact necessary to make the statement made in the Proxy/Prospectus or the Readmission Document not misleading, then such party shall immediately notify the other party of such misstatements or omissions. Parent shall advise Target and Target shall advise Parent, as applicable, promptly after it receives notice thereof, of the time when the Registration Statement becomes effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Shares for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

        (b)   Following receipt by UHY LLP ("UHY"), Parent's independent auditors, of an appropriate request from Target pursuant to SAS No. 72, Parent shall use commercially reasonable efforts to cause to be delivered to Target a letter of Hein, dated a date within two (2) Business Days before the effective date of the Registration Statement and the date of the publication of the Readmission Document, and addressed to Target, in form and substance reasonably satisfactory to Target and customary in scope and substance for "cold comfort" and "working capital" and other required letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy/Prospectus and the Readmission Document.

        (c)   Following receipt by Hein & Associates, L.L.P. ("Hein"), Target's independent auditors, of an appropriate request from Parent pursuant to SAS No. 72, Target shall use commercially reasonable efforts to cause to be delivered to Parent a letter of UHY, dated a date within two (2) Business Days before the effective date of the Registration Statement and the date of the publication of the Readmission Document, and addressed to Parent, in form and substance satisfactory to Parent and customary in scope and substance for "cold comfort" and "working capital" and other required letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Proxy/Prospectus and the Readmission Document.

        7.16    Stock Exchange Listing.     Parent shall use commercially reasonable efforts to cause the Parent Common Shares to be issued in the Merger and to be issued upon the exercise of options to purchase Parent Common Shares to be approved and admitted for listing on the NYSE Amex and the AIM.

        7.17    Employee Matters.

        (a)   Target has heretofore furnished to Parent a listing of all current employees co-employed by Target, its Subsidiaries and Administaff, Inc. or its affiliates, including each employee's (i) name, (ii) title, position or written job description, (iii) current rate of annual remuneration and any incentive compensation arrangements, commissions, or fringe or other material benefits, whether payable in cash or in kind, and accrued but unused vacation, sick, or other paid leave and the rate at which paid leave is accrued, (iv) the location where such employee generally performs services, (v) the date such employee was employed by Target or a Subsidiary of Target, (vi) status as exempt/non-exempt, (vii) initial date of hire, seniority or service credit date if different from initial date of hire, (viii) status

(whether active or on leave of absence and, if on a leave, the type of leave), and (ix) bonuses for the current fiscal year and the most recently completed fiscal year (the "Target Employees").

        (b)   Parent has heretofore furnished to Target a listing of all current employees of Parent and its Subsidiaries, including each employee's (i) name, (ii) title, position or written job description, (iii) current rate of annual remuneration and any incentive compensation arrangements, commissions, or fringe or other material benefits, whether payable in cash or in kind, and accrued but unused vacation, sick, or other paid leave and the rate at which paid leave is accrued, (iv) the location where such employee generally performs services, (v) the date such employee was employed by Parent or a Subsidiary of Parent, (vi) status as exempt/non-exempt, (vii) initial date of hire, sendsiority or service credit date if different from initial date of hire, (viii) status (whether active or on leave of absence and, if on a leave, the type of leave), and (ix) bonuses for the current fiscal year and the most recently completed fiscal year (the "Parent Employees"). The Target Employees and the Parent Employees are referred to herein collectively as the "Business Employees."

        (c)   After the Effective Time, Parent shall (or shall cause the Surviving Corporation to) (i) continue in effect the Target Benefit Plans (except as provided in this Section 7.17) and the Administaff Plans as in effect immediately prior to the Effective Time, and the Administaff Agreement (or a substantially similar agreement with Administaff Companies II, L.P. or its affiliate) or (ii) provide or cause to be provided substantially similar benefit plans and arrangements to those benefit plans and arrangements provided to the Business Employees immediately prior to the Effective Time either through an agreement with a professional employer organization other than Administaff Companies II, L.P. or through benefit plans and arrangements sponsored and maintained by Parent or a Subsidiary (the plans described in (i) and (ii) are referred to herein as the "Post-Closing Plans").

        (d)   For all purposes (including for purposes of vesting, eligibility, accrual of benefits and level of benefits) under the Post-Closing Plans providing benefits to any Target Employees after the Effective Time, each Target Employee shall be credited for his or her years of service with Target and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Target Employee was entitled, before the Effective Time, to credit for such service under any similar Target Benefit Plan or Administaff Plan; provided, however, that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan. In addition, and without limiting the generality of the foregoing, Parent shall take commercially reasonable efforts to provide that (x) each Target Employee shall be immediately eligible to participate, without any waiting time, in any and all Post-Closing Plans to the extent coverage under such Post-Closing Plan is comparable to a Target Benefit Plan or Administaff Plan in which such Target Employee participated immediately before the Effective Time (such plans, collectively, the "Pre-Closing Plans") and (y) for purposes of each Post-Closing Plan providing medical, dental, pharmaceutical and/or vision benefits to any Target Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such Post-Closing Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under comparable plans of Target or its Subsidiaries or the Administaff Plan in which such employee participated immediately prior to the Effective time, and Parent shall cause any eligible expenses incurred by such employee and his or her dependents during the portion of the plan year of the Pre-Closing Plans ending on the date of such employee's participation in the corresponding Post-Closing Plan begins to be taken into account under such Post-Closing Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Post-Closing Plan.

        (e)   Notwithstanding anything to the contrary in this Section 7.17(e), the parties expressly acknowledge and agree that (i) the Business Employees are not intended beneficiaries of this Agreement and this Agreement is not intended to create a contract between Parent (or any of its subsidiaries), the Surviving Corporation, Target, or any Target Subsidiary, on the one hand, and any

Business Employee, on the other hand, and no Business Employee may rely on this Agreement as a basis for any breach of contract claim against Parent (or any of its subsidiaries), the Surviving Corporation, Target, or any of the Target Subsidiaries; (ii) nothing in this Agreement shall be deemed or construed to require Parent (or any of its subsidiaries), the Surviving Corporation, Target, or any of the Target Subsidiaries to continue to employ any particular Business Employee for any period after Closing; (iii) nothing in this Agreement shall be deemed or construed to limit Parent's (or any of its subsidiary's), or the Surviving Corporation's right to terminate the employment of any Business Employee during any period after Closing; (iv) nothing in this Agreement shall be deemed or construed to limit Parent's (or any of its subsidiary's), or the Surviving Corporation's right to terminate or amend any benefit plan or arrangement covering any Business Employee on or after the Closing Date or to provide any benefit other than through agreement with a professional employer organization; and (v) nothing in this Agreement shall modify or amend any Target Benefit Plan, Administaff Plan, Parent Benefit Plan or other agreement, plan, program, or document unless this Agreement explicitly states that the provision "amends" such plan or other agreement, plan, program, or document.

        (f)    Parent shall (or shall cause the Surviving Corporation to) recognize accrued but unused paid vacation, earned time off, and sick leave accrued by a Business Employee as of the Closing Date. Prior to the Closing Date, Target shall confirm in writing to Parent and Parent shall confirm in writing to Target and Parent and Target shall confirm to their respective Business Employees the amount of accrued and unpaid days of vacation, earned time off, and sick leave applicable to such Business Employees.

        (g)   Target and Parent shall cooperate with each other in all reasonable respects relating to any actions to be taken pursuant to this Section 7.17.

        7.18    Notice of Certain Events.     Each party to this Agreement shall promptly as reasonably practicable notify the other parties of:

        (a)   any notice or other communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the Transactions;

        (b)   any notice or other communication from any Governmental Authority in connection with the Transactions;

        (c)   any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge, threatened against, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date hereof, would have been required to have been disclosed pursuant to Sections 4.10, 4.12, 5.10 or 5.12, or which relate to the consummation of the Transactions;

        (d)   any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries subsequent to the date hereof, under any material agreement; and

        (e)   any Target Material Adverse Effect or Parent Material Adverse Effect or the occurrence of any event which is reasonably likely to result in a Target Material Adverse Effect or a Parent Material Adverse Effect, as the case may be.

        7.19    Site Inspections.     Target and its Subsidiaries shall deliver to Parent at least thirty (30) days prior to the Closing all environmental documents, reports, assessments and Target Permits regarding the properties owned, used or leased by Target and its Subsidiaries. Subject to compliance with applicable law, from the date hereof until the Effective Time, each party may undertake (at that party's sole cost and expense) a reasonable environmental and operational assessment or assessments (an "Assessment") of the other party's operations, business and/or properties that are the subject of this Agreement. An Assessment may include a review of permits, files and records including, but not limited to, environmental investigations, audits, assessments, studies, testing and management plans and systems, as well as visual and physical inspections and testing. An Assessment will not include any soil borings, groundwater or any other "Phase II" testing without the consent of the party whose operations, business or property is the subject of such Assessment (the "Inspected Party") (such consent not to be unreasonably withheld, conditioned or delayed). Before conducting an Assessment, the party intending to conduct such Assessment (the "Inspecting Party") shall confer with the Inspected Party regarding the nature, scope and scheduling of such Assessment, and shall comply with such conditions as the Inspected Party may reasonably impose to (i) avoid interference with the Inspected Party's operations or business; (ii) require Inspecting Party's representatives responsible for performing the Assessment to maintain insurance coverage as required by the Inspected Party; (iii) keep the Inspected Party's property free and clear of any liens arising out of any entry onto or inspection of the subject property; and (iv) provide indemnification by the Inspecting Party in favor of the Inspected Party to indemnify the Inspected Party from the Inspecting Party's negligence in conducting such Assessment. The Inspected Party shall cooperate in good faith with the Inspecting Party's effort to conduct an Assessment.

        7.20    Tax Treatment.     Each party shall use commercially reasonable efforts to cause the Merger to qualify, and shall not take, and shall use commercially reasonable efforts to prevent any subsidiary of such party from taking, any actions which would prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code.

        7.21    Stockholder Litigation.     Each of Parent and Target shall give the other the reasonable opportunity to participate in the defense of any litigation against Parent or Target, as applicable, and its directors relating to the Transactions.

        7.22    Parent Restructure.     Not less than one (1) day prior to the Closing, Parent shall take any and all actions necessary (including filing with the Secretary of State of the State of Texas a Certificate of Amendment to the Certificate of Formation of Parent) to increase the authorized number of Parent Common Shares to a sufficient amount of Parent Common Shares to (i) accomplish the Transactions, (ii) fulfill contractual obligations of Parent and (iii) provide for additional issuances of capital stock of Parent as approved by its Board of Directors, which amount shall not be less than 250,000,000 shares.

ARTICLE VIII

CONDITIONS TO CONSUMMATION OF THE MERGER

        8.1    Conditions to the Obligation of Each Party.     The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

        (a)   The Target Stockholders' Approval and the Parent Stockholders' Approval must have been obtained.

        (b)   No action, suit or proceeding instituted by any Governmental Authority may be pending and no statute, rule, order, decree or regulation and no injunction, order, decree or judgment of any court or Governmental Authority of competent jurisdiction may be in effect, in each case which would prohibit, restrain, enjoin or restrict the consummation of the Transactions; provided, however, that the party seeking to terminate this Agreement pursuant to this subsection (b) must have used all reasonable best efforts to prevent the entry of such injunction or other order.

        (c)   The Registration Statement must have become effective in accordance with the provisions of the Securities Act and no stop order suspending the effectiveness of the Registration Statement may be in effect and no proceeding for such purpose may be pending before or threatened by the SEC.

        (d)   Each of Target and Parent must have obtained all material permits, authorizations, consents, or approvals required to consummate the Transactions.

        (e)   The Parent Common Shares to be issued in the Merger and to be issued upon the exercise of options to purchase Parent Common Shares must have been approved and admitted for listing on the NYSE Amex.

        (f)    Any applicable waiting period under the HSR Act must have expired or been terminated.

        (g)   Prior to or simultaneous with the Effective Time, all indebtedness under Parent's credit facilities shall have been repaid or refinanced, or Parent shall have received consent under such credit facilities to enter into this Agreement.

        (h)   Prior to or simultaneous with the Effective Time, all indebtedness under Target's credit facility shall have been repaid or refinanced, or Target shall have received consent under such credit facility to enter into this Agreement.

        8.2    Conditions to the Obligations of Parent.     The obligation of Parent to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a)   Target must have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Target contained in this Agreement, to the extent qualified with respect to materiality must be true and correct in all respects, and to the extent not so qualified must be true and correct in all material respects, in each case as of the date hereof and at and as of the Effective Time as if made at and as of such time, except as expressly contemplated by the Target Disclosure Schedule or this Agreement and except that the accuracy of representations and warranties that by their terms speak as of the date hereof or some other date shall be determined as of such date, and Parent must have received a certificate of the Chief Executive Officer and Chief Financial Officer of Target as to the satisfaction of this condition.

        (b)   From the date hereof through the Effective Time, there must not have occurred any change, event, circumstance, condition, development or occurrence with respect to Target or its financial condition, business or operations that would constitute a Target Material Adverse Effect.

        (c)   Target must have delivered to its counsel, Parent and Parent's counsel a certificate, signed on behalf of Target by a duly authorized officer of Target, substantially in the form attached hereto as Exhibit 8.2(c), certifying the representations necessary for counsel to Target to opine that the Merger will qualify as a reorganization under Section 368(a) of the Code.

        (d)   Each consent, waiver and approval set forth in Sections 4.4(b) and 4.4(c) of the Target Disclosure Schedule must have been obtained, and Target must have provided Parent and Parent's counsel with copies thereof.

        (e)   Parent must have received a "cold comfort" letter from Hein in the form contemplated by Section 7.15(b).

        (f)    The aggregate number of Target Dissenting Shares shall not exceed one percent (1%) of the total number of shares of Target Common Shares issued and outstanding as of the record date for the Target Meeting and entitled to vote on the proposed Merger as such meeting.

        (g)   Target must have terminated any and all performance bonus plans.

        (h)   (i) Each of S. Jeffrey Johnson and Benjamin Daitch must have (A) resigned their positions as directors and/or officers of Target and its Subsidiaries, (B) executed and not revoked in any way separation agreements and releases with Target in the form attached hereto as Exhibit 8.2(h)(i), and (C) executed and not revoked in any way any additional documents required to be executed by them on or before Closing under the terms of such separation agreements and releases; and (ii) Parent must have received the resignations of all of the directors and officers of Target and its Subsidiaries except for such officers of the Surviving Corporation listed on Exhibit 2.3.

        (i)    Parent must have been approved and re-admitted for listing on AIM.

        8.3    Conditions to the Obligations of Target.     The obligation of Target to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

        (a)   Parent must have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time and the representations and warranties of Parent contained in this Agreement, to the extent qualified with respect to materiality must be true and correct in all respects, and to the extent not so qualified must be true and correct in all material respects, in each case as of the date hereof and at and as of the Effective Time as if made at and as of such time, except as expressly contemplated by the Parent Disclosure Schedule or this Agreement and except that the accuracy of representations and warranties that by their terms speak as of the date hereof or some other date shall be determined as of such date, and Target must have received a certificate of the Chief Executive Officer and Chief Financial Officer of Parent as to the satisfaction of this condition.

        (b)   From the date hereof through the Effective Time, there must not have occurred any change, event, circumstance, condition, development or occurrence with respect to Parent or its financial condition, business or operations that would constitute a Parent Material Adverse Effect.

        (c)   Parent must have delivered to its counsel, Target and Target's counsel a certificate, substantially in the form attached hereto as Exhibit 8.3(c), signed on behalf of Parent by a duly authorized officer of Parent, certifying the representations necessary for counsel to opine that the Merger will qualify as a reorganization under Section 368(a) of the Code.

        (d)   Target shall have received an opinion from Thompson & Knight LLP, tax counsel to Target, on the basis of representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, to the effect that (i) the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code and (ii) Target and Parent will each be a "party to the reorganization" within the meaning of Section 368 of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of Parent, Merger Sub, Target or others reasonably requested by such counsel.

        (e)   Each consent, waiver and approval set forth in Sections 5.4(b) and 5.4(c) of the Parent Disclosure Schedule must have been obtained, and Parent must have provided Target and Target's counsel with copies thereof.

        (f)    Target must have received a "cold comfort" letter from UHY in the form contemplated by Section 7.15(c).

        (g)   The D&O Insurance tail coverage as described in Section 7.4(a)(iii) shall have been obtained and will be in effect upon Closing.

ARTICLE IX

SURVIVAL

        9.1    Survival of Representations and Warranties.     The representations and warranties of the parties contained in this Agreement shall not survive the Effective Time.

        9.2    Survival of Covenants and Agreements.     The covenants and agreements of the parties to be performed after the Effective Time contained in this Agreement shall survive the Effective Time.

 ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

        10.1    Termination.     This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Target or Parent:

        (a)   by the mutual written consent of Parent and Target;

        (b)   by either Parent or Target if the Effective Time has not occurred on or before February 28, 2010 (the "Termination Date"), provided that the party seeking to terminate this Agreement pursuant to this Section 10.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before the Termination Date;

        (c)   by Target, if there has been a material breach by Parent of any representation, warranty, covenant or agreement set forth in this Agreement which breach (if susceptible to cure) has not been cured in all material respects within twenty (20) Business Days following receipt by Parent of written notice of such breach (a "Parent Breach");

        (d)   by Parent, if there has been a material breach by Target of any representation, warranty, covenant or agreement set forth in this Agreement which breach (if susceptible to cure) has not been cured in all material respects within twenty (20) Business Days following receipt by Target of written notice of such breach (a "Target Breach");

        (e)   by either Target or Parent, if any applicable law, rule or regulation that makes consummation of the Merger illegal is extant or if any judgment, injunction, order or decree of a court or other Governmental Authority of competent jurisdiction restrains or prohibits the consummation of the Merger, and such judgment, injunction, order or decree becomes final and nonappealable;

        (f)    by either Target or Parent, if either the Target Stockholders' Approval or the Parent Stockholders' Approval is not obtained upon a vote at a duly held meeting of stockholders or at any adjournment or postponement thereof; provided that the party seeking to terminate this Agreement pursuant to this Section 10.1(b) shall not have breached in any material respect its obligations under this Agreement, including but not limited to Section 7.14, in any manner that shall have contributed to the failure to receive the Target Stockholders' Approval and/or the Parent Stockholders' Approval;

        (g)   by Parent, if (i) Target's Board of Directors shall have made a Target Adverse Recommendation Change or resolves to do the foregoing, Target's Board of Directors shall have made a Target Acquisition Proposal Recommendation or resolves to do so, Target accepts a Target Acquisition Proposal or Target executes a Target Acquisition Agreement; (ii) a tender offer or exchange offer for outstanding shares of Target's capital stock then representing thirty percent (30%) or more of the combined power to vote generally for the election of directors is commenced and Target's Board of Directors does not, within the applicable period required by law, recommend that stockholders not tender their shares into such tender or exchange offer; or (iii) Target shall have breached any of its obligations under or restrictions of Section 7.2;

        (h)   by Target, if Target accepts a Target Superior Proposal; provided, however, that Target may not terminate this Agreement under this Section 10.1(h) unless (i) it pays the Target Termination Fee to Parent no later than one (1) Business Day after termination of this Agreement; and (ii) it has used commercially reasonable efforts to provide Parent with five (5) Business Days prior written notice of its intent to so terminate this Agreement together with a detailed summary of the terms and conditions of such Target Superior Proposal; provided further, that prior to any such termination, Target shall, and shall direct its respective financial and legal advisors to, negotiate in good faith with Parent to make such adjustments in the terms and conditions of this Agreement as would result, in the opinion of Target's Board of Directors, after consultation with its financial advisors and outside legal counsel, in a revised Parent proposal that is reasonably capable of being completed, and, if consummated, may reasonably be expected to result in a transaction that is at least as favorable from a financial point of view to the holders of Target Common Shares as the Target Superior Proposal; and provided that a Target Superior Proposal accepted by Target shall not be subject to any financing contingencies;

        (i)    by Target, if (i) Parent's Board of Directors shall have made a Parent Adverse Recommendation Change or resolves to do the foregoing, Parent's Board of Directors shall have made a Parent Acquisition Proposal Recommendation or resolves to do so, Parent accepts a Parent Acquisition Proposal or Parent executes a Parent Acquisition Agreement; (ii) a tender offer or exchange offer for outstanding shares of Parent's capital stock then representing thirty percent (30%) or more of the combined power to vote generally for the election of directors is commenced, and Parent's Board of Directors does not, within the applicable period required by law, recommend that stockholders not tender their shares into such tender or exchange offer; or (iii) Parent shall have breached any of its obligations under or restrictions of Section 7.3;

        (j)    by Parent, if Parent accepts a Parent Superior Proposal; provided, however, that Parent may not terminate this Agreement under this Section 10.1(j) unless (i) it pays the Parent Termination Fee to Target no later than one (1) Business Day after termination of this Agreement; and (ii) it has used commercially reasonable efforts to provide Target with five (5) Business Days prior written notice of its intent to so terminate this Agreement together with a detailed summary of the terms and conditions of such Parent Superior Proposal; provided further, that prior to any such termination, Parent shall, and shall direct its respective financial and legal advisors to, negotiate in good faith with Target to make such adjustments in the terms and conditions of this Agreement as would result, in the opinion of Parent's Board of Directors, after consultation with its financial advisors and outside legal counsel, in a revised Target proposal that is reasonably capable of being completed, and, if consummated, may reasonably be expected to result in a transaction that is at least as favorable from a financial point of view to the holders of Parent Common Shares as the Parent Superior Proposal; and provided that a Parent Superior Proposal accepted by Parent shall not be subject to any financing contingencies;

        (k)   by Parent, if Target accepts a Target Superior Proposal;

        (l)    by Target, if Parent accepts a Parent Superior Proposal;

        (m)  by Target or Parent, at any time during the period starting on October 15, 2009 through and including October 31, 2009, if the holders of a majority of the outstanding shares of Series D Stock have not approved the Series D CD Amendment in a form and substance satisfactory to Parent and Target, which approval of Parent and Target shall not be unreasonably withheld;

        (n)   by Parent if, in the good faith determination of Parent's Board of Directors, it becomes reasonably apparent that (i) all indebtedness under Parent's credit facilities will not be repaid or refinanced prior to or at Closing or Parent will not receive consent under such credit facilities to enter into this Agreement; or (ii) all indebtedness under Target's credit facilities will not be repaid or refinanced prior to or at Closing or Target will not receive consent under such credit facilities to enter into this Agreement (other than through the failure of Parent to comply with its obligations under this Agreement); or

        (o)   by Target if, in the good faith determination of Target's Board of Directors, it becomes reasonably apparent that (i) all indebtedness under Parent's credit facilities will not be repaid or refinanced prior to or at Closing or Parent will not receive consent under such credit facilities to enter into this Agreement; or (ii) all indebtedness under Target's credit facilities will not be repaid or refinanced prior to or at Closing or Target will not receive consent under such credit facilities to enter into this Agreement (other than through the failure of Target to comply with its obligations under this Agreement).

        10.2    Effect of Termination.

        (a)   If this Agreement is terminated and the Merger is abandoned under this Article X, all obligations of the parties shall terminate, except the parties' obligations pursuant to this Article X and except for Sections 7.6, 7.8, Article XI and the last two (2) sentences of Section 7.1; provided however, that nothing herein shall relieve any party from liability for any breaches hereof.

        (b)   In the event the termination of this Agreement results from the willful and material breach of any agreement or covenant herein, then Parent or Target, as the case may be, shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and reasonable attorneys' fees in addition to any other relief to which it may be entitled. However, no party hereto shall be entitled to recover from another party or its affiliates any indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind arising under or in connection with this Agreement or the Transactions contemplated hereby. Each party on its own behalf and on behalf of its affiliates waives any right to recover punitive, special, exemplary and consequential damages, including damages for lost profits, arising in connection with or with respect to this Agreement or the Transactions contemplated hereby.

        10.3    Termination Fees.

        (a)   Termination by Parent.

            (i)  If Parent terminates this Agreement under (x) Section 10.1(b) (i.e., Effective Time has not occurred on or prior to Termination Date) at a time that a Target Breach exists; or (y) Section 10.1(d) (i.e., a Target Breach) and, in each case, within six (6) months after such termination of this Agreement:

            (A)  transaction is consummated, which transaction, if offered or proposed, would constitute a Target Takeover; or

            (B)  a definitive agreement (the execution and delivery of which has been authorized by the boards of directors, or comparable bodies) that would, if consummated, constitute a Target Takeover is entered into;

  then Target shall promptly (and no later than one (1) Business Day after the first to occur of any of clauses (A), (B) or (C) above) pay to Parent a termination fee of $3,500,000 in immediately available funds (the "Target Termination Fee"). As used herein, "Target Takeover" means any direct or indirect acquisition by any Person or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated hereunder), in one (1) transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (A) assets or businesses that constitute or represent fifty percent (50%) or more of the total revenue, operating income, EBITDA or assets of Target and the Target Subsidiaries, taken as a whole; (B) fifty percent (50%) or more of the outstanding Target Common Shares or capital stock of, or other equity or voting interests in, any of the Target Subsidiaries directly or indirectly holding, individually or taken together, the assets or businesses referred to in clause (A) above; or (C) fifty percent (50%) or more of the outstanding shares of capital stock of Target then representing fifty (50%) or more of the combined power to vote generally for the election of directors; provided, however, that any offering or sale by Target of additional Target Common Shares in one or more public offerings shall not be considered a "Target Takeover."

           (ii)  If (x) Parent terminates this Agreement under Section 10.1(g) (i.e., a Target Adverse Recommendation Change, Target Acquisition Proposal Recommendation, failure to reject a tender or exchange offer or breach of Section 7.2) and, as of the date of termination, Target does not have the right to terminate this Agreement under Section 10.1(b), (c), (e) or (f) (provided Target shall not be considered to have the right to terminate the Agreement under Section 10.1(f) if Target Stockholders' Approval is not obtained after Target makes a Target Adverse Recommendation Change or Target Acquisition Proposal Recommendation); or (y) Parent terminates this Agreement pursuant to Section 10.1(k) (i.e., a Target Superior Proposal), Target shall promptly (and in any event no later than one (1) Business Day after such termination) pay to Parent the Target Termination Fee.

          (iii)  If Parent terminates this Agreement under Section 10.1(j) (i.e., a Parent Superior Proposal), Parent shall promptly (and in any event no later than one (1) Business Day after such termination) pay to Target a termination fee of $3,500,000 in immediately available funds (the "Parent Termination Fee").

        (b)   Termination by Target.

            (i)  If Target terminates this Agreement under (x) Section 10.1(b) (i.e., Effective Time has not occurred on or prior to Termination Date) at a time that a Parent Breach exists; or (y) Section 10.1(c) (i.e., a Parent Breach), and in each case, within six (6) months after such termination of this Agreement:

            (A)  a transaction is consummated, which transaction, if offered or proposed, would constitute a Parent Takeover; or

            (B)  a definitive agreement (the execution and delivery of which has been authorized by the boards of directors, or comparable bodies) that would, if consummated, constitute a Parent Takeover is entered into;

  then Parent shall promptly (and no later than one (1) Business Day after the first to occur of any of clauses (A), (B) or (C) above) pay to Target the Parent Termination Fee. As used herein, "Parent Takeover" means any direct or indirect acquisition by any Person or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated hereunder), in one (1) transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (A) assets or businesses that constitute or represent fifty percent (50%) or more of the total revenue, operating income, EBITDA or assets of Parent and the Parent Subsidiaries, taken as a whole; (B) fifty percent (50%) or more of the outstanding Parent Common Shares or capital stock of, or other equity or voting interests in, any of the Parent Subsidiaries directly or indirectly holding, individually or taken together, the assets or business referred to in clause (A) above; or (C) fifty percent (50%) or more of the outstanding shares of capital stock of Parent then representing fifty (50%) or more of the combined power to vote generally for the election of directors; provided, however, that any offering or sale by Parent of additional Parent Common Shares in one or more public offerings shall not be considered a "Parent Takeover."

           (ii)  If (x) Target terminates this Agreement under Section 10.1(i) (i.e., a Parent Adverse Recommendation Change, Parent Acquisition Proposal Recommendation, failure to reject a tender or exchange offer or breach of Section 7.3) and, as of the date of termination, Parent does not have the right to terminate this Agreement under Section 10.1(b), (d), (e) or (f) (provided Parent shall not be considered to have the right to terminate the Agreement under Section 10.1(b)(f) if Parent Stockholders' Approval is not obtained after Parent makes a Parent Adverse Recommendation Change or Parent Acquisition Proposal Recommendation); or (y) Target terminates this Agreement pursuant to Section 10.1(l) (i.e., Parent Superior Proposal), Parent shall promptly (and in any event no later than one (1) Business Day after such termination) pay to Target the Parent Termination Fee.

          (iii)  If Target terminates this Agreement under Section 10.1(h) (i.e., a Target Superior Proposal), Target shall promptly (and in any event no later than one (1) Business Day after such termination) pay to Parent the Target Termination Fee.

        (c)   The parties acknowledge and agree that the agreements contained in this Section 10.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. Each of the parties hereto further acknowledges that neither the payment of the amounts by Parent specified in Section 10.3 nor the payment of the amounts by Target specified in Section 10.3 is a penalty, but in each case is liquidated damages in a reasonable amount that will compensate Target or Parent, as the case may be, in the circumstances in which such fees are payable and that do not involve a willful and material breach as described in Section 10.2 for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, the parties agree that the monetary remedies set forth in this Section 10.3 and the specific performance remedies set forth in Section 11.14 shall be the sole and exclusive remedies of (A) Target and its Subsidiaries against Parent and Merger Sub and any of their respective former, current or future general or limited partners, stockholders, managers, employees, representatives, members, directors, officers, Affiliates or agents for any loss suffered as a result of the failure of the Merger to be consummated except, with respect to Parent and Merger Sub only, in the case of a willful and material breach as described in Section 10.2, and upon payment of such amount, none of Parent or Merger Sub or any of their respective former, current or future general or limited partners, stockholders, managers, employees, representatives, members, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions except, with respect to Parent and Merger Sub only, in the case of a willful and material breach as described in Section 10.2; and (B) Parent and Merger Sub against Target and its Subsidiaries and any of their respective former, current or future general or limited partners, stockholders, managers, employees, representatives, members, directors, officers, Affiliates or agents for any loss suffered as a result of the failure of the Merger to be consummated except, with respect to Target and its Subsidiaries only, in the case of a willful and material breach as described in Section 10.2, and upon payment of such amount, none of Target and its Subsidiaries or any of their respective former, current or future general or limited partners, stockholders, managers, employees, representatives, members, directors, officers, Affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions except, with respect to Target and its Subsidiaries only, a willful and material breach as described in Section 10.2.

ARTICLE XI

MISCELLANEOUS

        11.1    Notices.     All notices or communications hereunder shall be in writing (including facsimile or similar writing) addressed as follows:

        To Parent or Merger Sub:

    Resaca Exploitation, Inc.
    1331 Lamar, Suite 1450
    Houston, Texas 77010
    Telephone: (713) 650-1246
    Facsimile: (713) 655-1866
    Attention: Mary Lou Fry, Esq., General Counsel

        With a copy (which shall not constitute notice) to:

    Haynes and Boone, LLP
    One Houston Center
    1221 McKinney Street, Suite 2100
    Houston, Texas 77010
    Telephone: (713) 547-2007
    Facsimile: (713) 236-5540
    Attention: Bryce D. Linsenmayer, Esq. and Amy Moss, Esq.

        To Target:

    Cano Petroleum, Inc.
    Burnett Plaza
    801 Cherry St., Suite 3200
    Fort Worth, Texas 76102
    Telephone: (817) 698-0900
    Facsimile: (817) 334-0222
    Attention: Phillip B. Feiner, Esq., General Counsel

        With a copy (which shall not constitute notice) to:

    Thompson & Knight LLP
    1722 Routh Street
    Suite 1500
    Dallas, Texas 75201-2533
    Telephone: (214) 969-1303
    Facsimile: (214) 999-1695
    Attention: Arthur J. Wright, Esq.

Any such notice or communication shall be deemed given (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile, (ii) one (1) Business Day after being deposited with a next-day courier, postage prepaid, or (iii) three (3) Business Days after being sent certified or registered mail, return receipt requested, postage prepaid, in each case addressed as above (or to such other address as such party may designate in writing from time to time).

        11.2    Severability.     If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

        11.3    Assignment.     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and assigns; provided, however, that neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation and any assignment in violation hereof shall be null and void.

        11.4    Interpretation.     The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        11.5    Counterparts.     This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one (1) or more such counterparts have been signed by each of the parties and delivered to each party.

        11.6    Entire Agreement.     This Agreement, all documents contemplated herein or required hereby, and the Confidentiality Agreement represents the entire Agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the parties with respect to the subject matter hereof.

        11.7    Governing Law.     This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Delaware, without reference to rules relating to conflicts of law.

        11.8    Submission to Jurisdiction.     Each party to this Agreement submits to the exclusive jurisdiction of the courts of the State of Texas in any dispute or action arising out of or relating to this Agreement and agrees that all claims in respect of such dispute or action may be heard and determined in any such court. Each party also agrees not to bring any dispute or action arising out of or relating to this Agreement in any other court. Each party agrees that a final judgment in any dispute or action so brought will be conclusive and may be enforced by dispute or action on the judgment or in any other manner provided at law (common, statutory or other) or in equity. Each party waives any defense of inconvenient forum to the maintenance of any dispute or action so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

        11.9    Attorneys' Fees.     If any action at law or equity, including an action for declaratory relief, is brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and expenses from the other party, which fees and expenses shall be in addition to any other relief which may be awarded.

        11.10    No Third Party Beneficiaries.     Except as provided in Section 7.4, no Person other than the parties is an intended beneficiary of this Agreement or any portion hereof.

        11.11    Disclosure Schedules.     The disclosures made on any disclosure schedule, including the Target Disclosure Schedule and the Parent Disclosure Schedule, with respect to any representation or warranty shall be deemed to be made with respect to any other representation or warranty requiring the same or similar disclosure to the extent that the relevance of such disclosure to other representations and warranties is reasonably evident from the face of the disclosure schedule. The inclusion of any matter on any disclosure schedule will not be deemed an admission by any party that such listed matter is material or that such listed matter has or would have a Target Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

        11.12    Amendments and Supplements.     At any time before or after approval of the matters presented in connection with the Merger by the respective stockholders of Parent and Target and prior to the Effective Time, this Agreement may be amended or supplemented in writing by Parent and Target with respect to any of the terms contained in this Agreement, except as otherwise provided by law; provided, however, that following approval of this Agreement by the stockholders of Parent, or Target, as applicable, there shall be no amendment or change to the provisions hereof unless permitted by the DGCL without further approval by the stockholders of Parent, or Target, as applicable.

        11.13  Extensions, Waivers, Etc. At any time prior to the Effective Time, either party may (a) extend the time for the performance of any of the obligations or acts of the other party;

        (b)   waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

        (c)   subject to the proviso of Section 11.12, waive compliance with any of the agreements or conditions of the other party contained herein.

        Notwithstanding the foregoing, no failure or delay by Parent or Target in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

        11.14    Specific Performance.     The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity. No party shall object to the other parties' right to specific performance as a remedy for breach of this Agreement.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

RESACA EXPLOITATION, INC.
By:	/s/ DENNIS HAMMOND Dennis Hammond President

RESACA ACQUISITION SUB, INC.
By:	/s/ CHRIS WORK Chris Work Senior Vice President and Chief Financial Officer

CANO PETROLEUM, INC.
By:	/s/ S. JEFFREY JOHNSON S. Jeffrey Johnson Title: Chairman and Chief Executive Officer

 Annex B

September 29, 2009

The Board of Directors
Cano Petroleum, Inc.
Burnett Plaza
801 Cherry Street, Suite 3200
Fort Worth, Texas 76102

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of Common Stock, par value $0.0001 per share (the "Target Common Stock"), of Cano Petroleum, Inc., a Delaware corporation ("Target" or the "Company"), of the Exchange Ratio (as defined below) provided for under the terms of the proposed Agreement and Plan of Merger, to be dated on or about the date hereof (the "Agreement"), by and among Resaca Exploitation, Inc., a Texas corporation ("Parent"), Resaca Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and the Company.

        We understand that the Agreement provides that Merger Sub will merge with and into the Company (the "Merger"), with the Company continuing as the surviving corporation in the Merger as a wholly-owned subsidiary of Parent, and, at the effective time of the Merger (the "Effective Time"), each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than (A) any share of Target Common Stock held by the Company as treasury shares, and (B) any share of Target Common Stock held by any holder of Target Common Stock who does not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands a judicial appraisal of the fair value of such holder's shares pursuant to, and who complies in all respects with, the provisions of Section 262 of General Corporation Law of the State of Delaware (any such shares, "Dissenting Shares" and the shares contemplated by clause (A) or clause (B) collectively, the "Excluded Shares")) will be converted into the right to receive 2.100 (the "Exchange Ratio") validly issued, fully paid and nonassessable shares of Common Stock, par value $0.01 per share, of Parent ("Parent Common Stock"). The Agreement also provides that each share of Series D Convertible Preferred Stock, no par value, of the Company (the "Target Preferred Stock") issued and outstanding immediately prior to the Effective Time (other than any share of Target Preferred Stock held by any holder of Target Preferred Stock who does not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands a judicial appraisal of the fair value of such holder's shares pursuant to, and who complies in all respects with, the provisions of Section 262 of General Corporation Law of the State of Delaware) will be converted into the right to receive one validly issued, fully paid and nonassessable share of Series A Convertible Preferred Stock, par value $0.01 per share, of Parent ("Parent Preferred Stock"). The terms and conditions of the Merger are more fully set forth in the Agreement.

        RBC Capital Markets Corporation ("RBC"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

        We are acting as a financial advisor to the Company in connection with the Merger and we will receive a fee for our services upon delivery of this opinion, which is not contingent upon the successful completion of the Merger. In addition, for our services as financial advisor to the Company in connection with the Merger, if the Merger is successfully completed we will receive an additional larger fee, against which the fee we received for delivery of this opinion will be credited. In addition, if, in connection with the Merger not being completed, the Company receives a termination fee, we will be entitled to a specified percentage of that fee in cash, when it is received by the Company. In addition, the Company has agreed to pay us an exchange fee equal to a specified percentage of the gross face amount of any securities extinguished in an exchange of certain securities of the Company for new securities, including in connection with the Merger, half of which exchange fee shall be credited against the fee payable if the Merger is successfully completed. The Company has also agreed to indemnify us for certain liabilities that may arise out of our engagement and to reimburse us for our reasonable out-of-pocket expenses incurred in connection with our services.

        In the ordinary course of business, RBC or one or more of its affiliates may act as a market maker and broker in the publicly traded securities of Parent and/or the Company and receive customary compensation and may also actively trade securities of Parent and/or the Company for our or its own account and the accounts of our or its customers, and, accordingly, RBC and its affiliates, may hold a long or short position in such securities. In addition, RBC and/or one or more of its affiliates have in the past provided investment banking services to each of the Company and Parent, for which we have received customary fees. In particular, in December 2008, RBC was retained by the Company as a financial advisor to advise the Board of Directors of the Company on various strategic matters not specifically related to Parent. In July 2008, RBC or one or more of its affiliates represented Parent as the joint broker and in other related capacities for the initial public offering and admittance for trading to the AIM market of the London Stock Exchange of shares of Parent Common Stock, and RBC or one or more of its affiliates has continued to serve as a joint broker for Parent since the initial public offering. In October 2008, RBC or one or more of its affiliates represented Parent as a financial advisor in connection with Parent's consideration of a possible acquisition transaction and a related equity offering in connection with the acquisition transaction. Neither the acquisition transaction nor the offering was consummated.

        In light of RBC's prior services to the Company and Parent, RBC anticipates that it may be selected by the Company and/or Parent to provide investment banking and financial advisory and/or financing services that may be required by the Company and/or Parent in the future, regardless of whether the Merger is successfully completed, for which RBC would expect to receive customary fees.

        For the purposes of rendering our opinion, we have undertaken such review and inquiries as we deemed necessary or appropriate under the circumstances, including the following: (i) we reviewed the financial terms of the latest draft of the Agreement provided to us on September 29, 2009 (the "Latest Draft Agreement"); (ii) we reviewed and analyzed certain publicly available financial and other data with respect to the Company and Parent and certain other relevant historical operating data relating to the Company and Parent made available to us from published sources and from the internal records of the Company and Parent, respectively; (iii) we reviewed financial projections and forecasts of the Company prepared by the Company's management and financial projections and forecasts of Parent, including the combined post-Merger company after giving effect to certain potential benefits of the Merger expected to be realized from the Merger, prepared by Parent's management (collectively, the "Forecasts"); (iv) we conducted discussions with members of the senior managements of the Company and Parent with respect to the business prospects and financial outlook of the Company and Parent as standalone entities as well as the strategic rationale and potential benefits of the Merger; (v) we reviewed the reported prices and trading activity for Target Common Stock and Parent Common Stock; and (vi) we performed other studies and analyses as we deemed appropriate.

        In arriving at our opinion, we performed the following analyses in addition to the review, inquiries, and analyses referred to in the preceding paragraph: (i) we performed a valuation analysis of the Company as a standalone entity, using trading price, comparable company, precedent transaction and net asset value with respect to the Company; (ii) we performed a valuation analysis of Parent as a standalone entity, using trading price, comparable company and net asset value with respect to Parent; (iii) we performed a relative valuation analysis of the Company as a standalone entity relative to the most recent trading price of Parent Common Stock as a standalone entity as of September 28, 2009, using comparable company, precedent transaction and net asset value with respect to the Company; (iv) we performed a historical exchange ratio analysis of Target Common Stock relative to Parent Common Stock, using historical trading price; (v) we performed a relative contribution analysis; and (vi) we reviewed the pro forma transaction impact of each of Parent and the Company on the pro forma company after the Merger.

        Several analytical methodologies have been employed and no one method of analysis should be regarded as critical to the overall conclusion we have reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The overall conclusions we have reached are based on all the analysis and factors presented, taken as a whole, and also on application of our own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more parts of the analyses.

        In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all the information that was reviewed by us, including all of the financial, legal, tax, operating and other information provided to or discussed with us by or on behalf of the Company or Parent (including, without limitation, the financial statements and related notes thereto of each of the Company and Parent), and we have not assumed responsibility for independently verifying, and have not independently verified, such information. We have assumed that all Forecasts prepared by or on behalf of the Company or Parent, as the case may be (including Forecasts prepared Parent with respect to certain potential benefits of the Merger expected to be realized from the Merger and the timing of their occurrence), were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of the Company or Parent (as the case may be), respectively, as standalone entities (or, in the case of the benefits of the Merger, as a combined company). We express no opinion as to any such Forecasts or the assumptions upon which they were based. Without limiting the foregoing, we have also assumed that the Parent Preferred Stock will remain outstanding from and after the Effective Time on the same terms and conditions as those of the Target Preferred Stock as of the date hereof.

        In rendering our opinion, we have not assumed any responsibility to perform, and have not performed, an independent evaluation or appraisal of any of the assets or liabilities of the Company or Parent, and we have not been furnished with any such valuations or appraisals (except that a reserve report of the Company's reserves and a reserve report of Parent's reserves, each as of June 30, 2009, were provided to Parent and the Company, respectively, and us as part of the Merger due diligence process). We have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of the Company or Parent. We have not investigated, and make no assumption regarding, any litigation or other claims affecting the Company or Parent.

        In rendering our opinion, we have also assumed that the Merger will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or Parent or the contemplated benefits of the Merger. We have further assumed that all representations and warranties set forth in the Agreement are and will be true and correct as of the date or the dates made or deemed made and that all parties to the Agreement will comply with all covenants of such party thereunder. We have further assumed that the executed version of the Agreement will not differ, in any respect material to our opinion, from the Latest Draft Agreement.

        We note that the Agreement also provides, among other things, that (i) each of the holders of any restricted shares of Target Common Stock shall execute an Orderly Market Deed (as such term is defined in the Agreement), which Orderly Market Deed shall, among other things, restrict the right of such holder to sell shares of Parent Common Stock received in the Merger; and (ii) certain directors of the Company shall be elected as members of the Board of Directors of Parent as of the closing of the Merger. In rendering our opinion, we have not given any special consideration to any of the factors noted in the immediately preceding sentence. In addition, in rendering our opinion, we have not considered any effects of any Excluded Shares or any shares of Target Common Stock held by Parent or any of its affiliates, if any.

        Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, legal, or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon events occurring after the date hereof and do not undertake any obligation to update, revise or reaffirm this opinion. We are not expressing any opinion herein as to the prices at which Target Common Stock or Parent Common Stock have traded or will trade at any time, including following the announcement or consummation of the Merger, regardless of whether or not the Merger is consummated.

        The opinion expressed herein is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Merger. We express no opinion and make no recommendation to any stockholder of the Company or Parent or any other person as to how such stockholder or other person should vote or act with respect to any matter related to the Merger. All advice and opinions (written and oral) rendered by RBC are intended for the use and benefit of the Board of Directors of the Company, and they may not be used for any other purpose without the prior written consent of RBC except as required by law. Such advice or opinions may not be reproduced, summarized, excerpted from or referred to in any public document or given to any other person without the prior written consent of RBC. If required by applicable law, this opinion may be included in any disclosure document filed by the Company with the Securities and Exchange Commission with respect to the Merger; provided however, that such opinion must be reproduced in full and that any description of or reference to RBC or this opinion must be in a form acceptable to RBC and its counsel. RBC shall have no responsibility for the form or content of any such disclosure document, other than the opinion itself.

        Our opinion does not address the underlying business decision by the Company to engage in the Merger or any other transaction related thereto or the relative merits of the Merger compared to any alternative business strategy or transaction in which the Company might engage. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to a merger or other business combination transaction involving the Company or any of its assets.

        Our opinion addresses solely the fairness of the Exchange Ratio, from a financial point of view, to the holders of Target Common Stock. Our opinion does not in any way address other terms or conditions of the Merger or the Agreement, including, without limitation, the financial or other terms of any other agreement contemplated by, or to be entered into in connection with, the Agreement, nor does it address, and we express no opinion with respect to, the solvency of the Company or Parent or the impact thereon of the Merger. We do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals. Further, in rendering our opinion, we express no opinion about the fairness of the amount or nature of the compensation (if any) to any of the officers, directors or employees of any party of the Merger, or class of such persons, relative to the Exchange Ratio or otherwise.

        Our opinion has been approved by RBC's Fairness Opinion Committee.

        Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Target Common Stock.

Very truly yours,
/s/ RBC Capital Markets Corporation
RBC CAPITAL MARKETS CORPORATION